    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1999
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         BRAND SCAFFOLD SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                   ----------

                DELAWARE                          735915                       133909681
   (State or Other Jurisdiction of     (Primary Standard Industrial          (IRS Employer
    Incorporation or Organization)      Classification Code Number)     Identification Number)

                       15450 SOUTH OUTER HIGHWAY 40, #270
                          CHESTERFIELD, MISSOURI 63017
                                 (314) 519-1000
   (Address and Telephone Number of Registrant's principal executive offices)

                                 JOHN M. MONTER
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       15450 SOUTH OUTER HIGHWAY 40, #270
                          CHESTERFIELD, MISSOURI 63017
                                 (314) 519-1000
           (Name, Address and Telephone Number of Agent for Service)
                                  ----------
                                   COPIES TO:
                                JOSEPH P. HADLEY
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000
                                   ----------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF              AMOUNT TO BE     OFFERING PRICE       PROPOSED MAXIMUM            AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED       PER UNIT(1)     AGGREGATE OFFERING PRICE   REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------
14.5% Senior Exchangeable Preferred Stock
 due 2008, $0.01 par value per share ........  209,000 shares       $ 34.44             $7,197,960                 $2,002
-----------------------------------------------------------------------------------------------------------------------------------
14.5% Junior Subordinated Exchange
 Debentures due 2008 ........................  $   26,881,622         N/A                   N/A                     N/A
-----------------------------------------------------------------------------------------------------------------------------------

(1)   Plus accretion from December 31, 1998.
(2)   Calculated pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                   SUBJECT TO COMPLETION -- JANUARY 27, 1999
================================================================================
PROSPECTUS

JANUARY   , 1999

                               [GRAPHIC OMITTED]

                         BRAND SCAFFOLD SERVICES, INC.
     209,000 SHARES OF 14.5% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2008,
                           $0.01 PAR VALUE PER SHARE
           $26,881,622 PRINCIPAL AMOUNT OF 14.5% JUNIOR SUBORDINATED
                         EXCHANGE DEBENTURES DUE 2008
--------------------------------------------------------------------------------
The holders of our preferred stock named herein may use this prospectus in connection with offers and sales of the preferred stock and the exchange debentures issuable upon exchange of the preferred stock. Such sales may be made from time to time directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents or underwriters involved in any sale in respect of which this prospectus is being delivered, along with any applicable agent's commission, dealer's purchase price or underwriter's discount, will be set forth in any accompanying supplement to this prospectus. Furthermore, information concerning selling holders set forth herein may change from time to time, and the changes will be set forth in such a prospectus supplement. The selling holders will receive all of the net proceeds from such sales and will pay any and all underwriting discounts and selling commissions applicable to such sales.
--------------------------------------------------------------------------------

     THE COMPANY:

     - We are the largest North American provider of industrial scaffolding rental, erection, dismantlement and design services.

     - Our executive offices are located at:
       Brand Scaffold Services, Inc.
       15450 South Outer Highway 40, #270
       Chesterfield, MO 63017
       (314) 519-1000

     MARKET FOR TRADING:

     - There is currently no established market for trading of the preferred stock.

     TERMS OF PREFERRED STOCK:

     - REDEMPTION

       We may redeem some or all of the preferred stock at any time after September 30, 2001.

       Before September 30, 1999, we may redeem all, but not less than all, of the preferred stock with the proceeds of certain types of offerings of equity in our company that we make.

     - MANDATORY OFFER TO REPURCHASE

       If we sell certain assets or experience specific kinds of changes in control, we must offer to purchase the preferred stock.

       We must repurchase all of the preferred stock on March 31, 2008.

     - RANKING

       The preferred stock ranks senior, with respect to dividend rights, rights on liquidation, rights on dissolution and rights on winding up, to:

       o  our common stock;

       o all of our capital stock that expressly provides that it ranks junior to the preferred stock; and

       o all of our capital stock that does not specify any rank in relation to the preferred stock.

     - DIVIDENDS

       Fixed annual rate of 14.5% of the liquidation value of the preferred stock.

       Paid when, as and if declared by the board of directors.

     - EXCHANGE FEATURE

       Subject to certain conditons, we may issue 14.5% Junior Subordinated Exchange Debentures due 2008, which will have the terms described elsewhere in this prospectus, in exchange for some or all outstanding shares of preferred stock.

    -----------------------------------------------------------------------

    This investment involves risks. See "Risk Factors" beginning on page 10.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined if this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. Unless we indicate otherwise, the words "Company," "Brand," "we," "our," "ours" and "us" mean Brand Scaffold Services, Inc. together with its subsidiaries. Unless we indicate otherwise, references to industry size and statistics contained in this prospectus are derived from information provided by Cook, Holmlund & Co., Inc.


OVERVIEW

     We are the largest North American provider of industrial scaffolding services. Our services facilitate access to tall structures for on-going maintenance, turnarounds (major maintenance projects which require the complete or partial shutdown of a facility) and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. We estimate that for 1997 we had a 25% market share of the $575 million North American industrial scaffolding services market and had industrial scaffolding revenues in excess of three times that of our largest competitor. Our turnkey services include equipment rental, labor for the erection and dismantlement of scaffolding and scaffolding design services. We deliver our services through an extensive field service organization of approximately 2,700 employees in 31 field offices located throughout the United States and two in Canada. We also provide scaffolding services to the commercial market (primarily nonresidential construction) and sell a small amount of scaffolding. For the twelve months ended September 30, 1998, we generated revenues of $190.3 million. For the twelve months ended September 30, 1998, we generated a net loss of $6.9 million.

     Approximately 84% of our 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. We typically provide on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. We believe that the necessity for on-going maintenance and turnarounds provides us with a stable, recurring revenue base.

     Our main customers include major integrated oil companies, independent refiners, large chemical companies, utilities and large engineering and construction firms. Our ten largest customers in 1997, when measured by revenue to the Company, were Exxon Corporation, Arco, Mobil Corporation, Texaco Inc., Phillips, Citgo Petroleum Corporation, Lyondell Petrochemical Company, Dupont, Houston Lighting & Power Company and Shell Oil. These customers contributed 36% of total sales in the aggregate during 1997.

     We believe our position as the largest supplier of industrial scaffolding services provides us with a number of competitive advantages including:

     o  the ability to offer national coverage to large customers;

     o the ability to provide required personnel and scaffolding to process major turnarounds and unanticipated plant outages;

     o higher asset use through the shifting of assets across regions and across our large customer base;

     o  purchasing leverage with scaffolding manufacturers; and

     o comprehensive safety training programs which have resulted in an accident incident rate which is well below the industry average and have enabled us to reduce insurance costs and accident-related expenses.

     Our size also enables us to maintain our own trucking fleet and to provide a design department that specializes in the custom design of industrial scaffolding, which we use to minimize the amount of scaffolding used and to maximize labor efficiency, thereby providing us with a competitive advantage.


THE INDUSTRY

     The $1.3 billion scaffolding services industry consists of the industrial market and the commercial market, each of which requires different types of scaffolding equipment and levels of expertise. Industrial applications generally require systems scaffolding, which is highly versatile, can be quickly erected and dismantled, is capable of conforming to irregularly shaped structures and requires a higher level of skill to erect and dismantle. Commercial applications generally require frame and brace scaffolding which is not as versatile as systems scaffolding and requires a lower level of expertise.

     Industrial Market. The North American industrial scaffolding market is approximately $575 million and is serviced predominantly by scaffolding specialists such as Brand. Although we estimate that 30 scaffolding specialists have revenues in excess of $1 million annually, the top six scaffolding specialists service almost one half of the total industrial market. Principal end-use industries and their estimated percent of the total industrial market for 1996 were:

     o  refineries--31%;

     o  petrochemical and chemical plants--30%;

     o  utilities--17%;

     o  pulp and paper mills--11%; and

     o other industrial users including aerospace, ship building and other industrial applications--11%.

     Industrial customers use scaffolding for on-going maintenance, turnarounds and capital projects. Among industrial applications, maintenance represents approximately 50% and turnarounds represent approximately 35% of the market. Since turnarounds may require the complete shutdown of a facility (which may lose up to $1 million of revenues per day during a turnaround), speed and reliability are key customer considerations. Safety is another important consideration for industrial customers as scaffolding contractor accident incidents are counted against a facility's safety record and may cause increases in both insurance premiums and attention by the Occupational Safety and Health Administration ("OSHA").

     Commercial Market. The North American commercial scaffolding market is approximately $725 million. Commercial scaffolding is used primarily in nonresidential construction and renovation projects. Commercial applications are generally characterized by regularly shaped structures with few contoured or angled surfaces. Due to the simple shapes required, commercial jobs generally utilize frame and brace scaffolding, a less versatile type of equipment which is not suited to industrial applications. Commercial scaffolding requires a less skilled work force and has historically been less focused on safety issues. These factors combine to make the commercial market highly fragmented with low barriers to entry.


BUSINESS STRATEGY

     We have developed a business strategy which we believe will enable us to profitably increase future revenues and cash flow. The key components of this strategy are:

     Leverage existing strengths. Our existing strengths include longstanding customer relationships, extensive equipment resources, significant labor capacity and an industry-leading safety record. These strengths have enabled us to gain our current substantial market share and to expand our business. We intend to utilize these strengths to retain our maintenance contracts and to aggressively pursue turnarounds and capital projects with our existing customers and to expand scaffolding services to such customers' other facilities.

     Target underpenetrated industrial segments. Due to our leading market position and extensive service infrastructure, we have the capacity to service several industries in which, due to limited historical focus, we have had a relatively low market share. These include the chemical, utilities and pulp and paper industries. To increase our penetration in these markets, we have expanded our sales force, initiated incentive and training programs and created a sales management function to target opportunities and monitor the effectiveness of the sales force.

     Reduce operating costs. In November 1997, we implemented a cost reduction program which is expected to reduce our annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives include:

     o eliminating 63 administrative and support positions and consolidating certain administrative functions;

     o  restructuring and renegotiating benefits programs;

     o renegotiating our insurance premiums to reflect continued improvements in our safety record;

     o negotiating company-wide procurement contracts in order to take advantage of volume pricing; and

     o implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     Pursue complementary acquisitions. We intend to pursue complementary acquisitions where significant consolidation savings and economies of scale can be achieved. The scaffolding industry is characterized by single-office or regional companies, many of which are undercapitalized and have limited scaffolding inventories. We intend to focus our acquisition strategy on companies which have long-term contracts or an expertise in a certain industry or scaffolding application.

     Expand our commercial scaffolding operations. We intend to use our existing infrastructure to expand our position in the commercial market. To increase our penetration of the commercial market, we have targeted large-scale new construction and renovation projects, which require relatively complex scaffolding. Further, we have opened new offices in four cities and expanded our sales force and our inventory of frame and brace scaffolding. We believe our industry-leading safety record provides us with a competitive advantage in pursuing these commercial scaffolding market opportunities in the future. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, safety has become a key consideration for commercial customers.


COMPANY HISTORY AND STRUCTURE

     On September 30, 1996, DLJ Merchant Banking Partners, L.P. and certain of its affiliates ("DLJMB") and Carlisle-Brand Investors, L.P. ("Carlisle") acquired indirectly, through a series of mergers, an 80.1% equity interest in the Company from WMI Technologies, Inc. ("WMI"). As a result of the acquisition, we became a wholly owned subsidiary of DLJ Brand Holdings, Inc. ("Holdings"), in which DLJMB, Carlisle and Rust Industrial Services Inc. ("Rust Industrial"), a majority owned subsidiary of WMI, hold equity interests. In connection with the acquisition, DLJ Capital Funding, Inc. ("DLJ Capital") and Bank of America National Trust and Savings Association ("BofA") provided us $190.0 million of financing (the "Bank Facility"), comprised of three senior secured term loans and a revolving loan facility.

     We are a Delaware corporation. Our executive offices are located at 15450 South Outer Highway 40, #270, Chesterfield, Missouri 63017, and our telephone number is (314) 519-1000.

                              THE PREFERRED STOCK

DIVIDENDS...................   Annual rate -- 14.5% of liquidation value
                               (originally $25.00)

                               Payment frequency -- when, as and if declared by our Board of Directors

                               First payment -- Dividends accrete to the liquidation value of the preferred stock until the later to occur of September 30, 2001 and the date when we are permitted to pay cash dividends on the preferred stock under the terms of our debt outstanding at that time.

LIQUIDATION PREFERENCE......   Liquidation value plus accrued and unpaid
                               dividends. At December 31, 1998, the liquidation value was $34.44 per share.

VOTING......................   Holders of the preferred stock can only vote if
                               and whenever:

                               o  we do not pay six consecutive quarterly
                                  dividends after September 30, 2001;

                               o  we do not redeem the preferred stock on
                                  March 31, 2008;

                               o  we do not offer to redeem the preferred
                                  stock in a timely manner following specific kinds of changes in control;

                               o we pay dividends on other securities while we have not paid full cumulative dividends on the preferred stock;

                               o we redeem or repurchase securities junior to the preferred stock while we have not paid full cumulative dividends on the preferred stock; or

                               o our certificate of incorporation is amended without the consent of the holders of the preferred stock, and the amendment is adverse to the holders.

                               Holders of the preferred stock are entitled as a class to elect two directors if any of the above events occur. Holders of the preferred stock have no other voting rights.

MANDATORY REDEMPTION........   We are required to make an offer to redeem all
                               of the preferred stock:

                                o at 101% of the liquidation value if we sell certain assets or experience specific kinds of changes of control; and

                                o on March 31, 2008 at the liquidation value on that date.

                               Our ability to repurchase the preferred stock may be limited by our contractual obligations existing at the time proposed for repurchase. We may not have sufficient money to repurchase the preferred stock.

OPTIONAL REDEMPTION.........   On or after September 30, 2001, we may redeem
                               some or all of the preferred stock at the redemption prices listed in the section
                               "Description of Preferred Stock" under the heading "Optional Redemption."

                               Before September 30, 1999, if the net proceeds of certain offerings of equity in our Company are great enough to redeem all, but not less than all, of the preferred stock at a price of 114.5% of the liquidation value of the preferred stock, then the Company may redeem all, but not less than all of the preferred stock with such proceeds.

RANKING.....................   The preferred stock ranks senior, with respect
                               to dividend rights, rights on liquidation, rights on dissolution and rights on winding up, to:

                               o  our common stock;

                               o  all of our capital stock that expressly
                                  provides that it ranks junior to the preferred stock; and

                               o  all of our capital stock that does not
                                  specify any rank in relation to the preferred stock.

EXCHANGE FEATURE............   Subject to certain conditions, we may issue
                               14.5% Junior Subordinated Exchange Debentures due
                               2008 in exchange for some or all outstanding shares of preferred stock, at an exchange ratio of $1.00 of liquidation value of preferred stock for $1.00 principal amount of exchange debentures.

USE OF PROCEEDS.............   We will not receive any proceeds from sales of
                               the preferred stock pursuant to this prospectus.


THE EXCHANGE DEBENTURES

MATURITY DATE...............   March 31, 2008

INTEREST RATE...............   Annual rate -- 14.5%

                               Payment frequency -- quarterly

                               Form of payment -- We will pay interest in the form of exchange debentures until the later to occur of September 30, 2001 and the date when we are permitted to pay interest in cash on the exchange debentures under the terms of our debt outstanding at that time. Then, we will pay interest in cash.

OPTIONAL REDEMPTION.........   On or after September 30, 2001, we may redeem
                               some or all of the exchange debentures at the redemption prices listed in the section
                               "Description of Exchange Debentures" under the heading "Optional Redemption."

                               Before September 30, 1999, we may redeem some or all of the exchange debentures at a price of 114.5% of the principal amount of the exchange debentures plus accrued and unpaid cash interest, if any, to the date of redemption, with the proceeds of certain offerings of equity in our Company. We must make this repurchase on a proportional basis from all holders of exchange debentures.

CHANGE OF CONTROL...........   Each holder of exchange debentures may require
                               us to repurchase its exchange debentures at 101% of the principal amount of the exchange debentures plus accrued and unpaid interest, if any, if we sell certain assets or experience specific kinds of changes of control. Our ability to repurchase the exchange debentures may be limited by our contractual obligations existing at the time proposed for repurchase. We may not have sufficient money to repurchase the exchange debentures.

RANKING.....................   The exchange debentures will be general
                               unsecured debt.

                               They rank behind all of our current and future indebtedness, except indebtedness that expressly provides that it ranks equal to or junior to the exchange debentures.

                               Assuming these exchange debentures were
                               outstanding on September 30, 1998, the exchange debentures would have been subordinated to $159.0 million of senior debt. Approximately $29.0 million of that senior debt was secured. On September 30, 1998, we had the ability to borrow up to $13.1 million in indebtedness that would have been senior to the exchange debentures had they then been outstanding.

CERTAIN COVENANTS...........   If the exchange debentures are issued, we will
                               issue them pursuant to an indenture which will contain certain customary covenants. Some of these covenants relate to:

                               o  our payment of principal, premium and
                                  interest on the exchange debentures;

                               o  our maintenance of an office for payments;

                               o  the appointment of a paying agent;

                               o  the maintenance of lists of holders of
                                  exchange debentures;

                               o  the filing of reports;

                               o  the limitation on our ability to make
                                  certain payments; and

                               o  the limitation on our ability to merge,
                                  consolidate or sell certain of our assets.

                            SUMMARY FINANCIAL DATA

The following table presents:

(i) summary historical financial data of Rust Scaffold Services, Inc. ("Rust"), prior to the acquisition by DLJMB and Carlisle of a majority of the Company's common stock (the "Acquisition"), for the year ended December 31, 1995 and for the nine months ended September 30, 1996; and

(ii) summary historical financial data of Brand, after the Acquisition for the three months ended December 31, 1996, the year ended December 31, 1997, the nine months ended September 30, 1998 and as of December 31, 1996, December 31, 1997 and September 30, 1998.

       The summary historical financial data as of and for the year ended December 31, 1995 and for the nine months ended September 30, 1996 has been derived from the audited financial statements of Rust. The summary historical financial data as of and for the three months ended December 31, 1996 and the year ended December 31, 1997 has been derived from the audited financial statements of Brand. The summary historical financial data as of and for the nine months ended September 30, 1998 has been derived from the unaudited financial statements of Brand. You should read the financial data set forth below together with the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section and our financial statements and related notes included in this prospectus.

                                                 RUST                                      BRAND
                                   --------------------------------   ------------------------------------------------
                                        YEAR          NINE MONTHS      THREE MONTHS         YEAR          NINE MONTHS
                                        ENDED            ENDED             ENDED            ENDED            ENDED
                                    DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                        1995              1996             1996             1997             1998
                                   --------------   ---------------   --------------   --------------   --------------
                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA: (1)
Revenue ........................      $193,829         $124,769          $44,412          $160,660         $147,782
Operating Expenses .............       138,968           89,073           34,170           122,638          113,038
                                      --------         --------          -------          --------         --------
 Gross Profit ..................        54,861           35,696           10,242            38,022           34,744
Selling and Administrative
 Expenses ......................        25,807           15,825            4,743            25,840           19,868
Nonrecurring Start-up
 Expenses ......................            --               --               --             2,498               --
                                      --------         --------          -------          --------         --------
Operating Income ...............        29,054           19,871            5,499             9,684           14,876
Interest Expense ...............         9,444            7,872            4,504            15,422           12,712
Interest Income ................        (1,012)            (482)            (195)             (397)            (171)
Other Expense, Net (2) .........           853              708               --                --               --
                                      --------         --------          -------          --------         --------
 Pretax Income (Loss) ..........        19,769           11,773            1,190            (5,341)           2,335
Provision for
 Income Tax ....................         8,300            4,813              525                --               --
Extraordinary Loss, Net of
 Tax ...........................            --               --               --                --            4,329
                                      --------         --------          -------          --------         --------
Net Income (Loss) ..............      $ 11,469         $  6,960          $   665          $ (5,341)        $ (1,994)
                                      ========         ========          =======          ========         ========
OTHER DATA: (1)
EBITDA (3) .....................      $ 36,803         $ 25,832          $ 8,398          $ 22,009         $ 24,864
Cash flow from operations               35,587           28,478            4,966            11,983           15,736
Depreciation and
 Amortization ..................         8,602            6,669            3,567            13,294           10,541
Cash Interest Expense (4) ......         9,444            7,872            3,836            14,453           12,159
                                      --------         --------          -------          --------         --------
Capital Expenditures
 Maintenance ...................      $  2,755         $    512          $    97          $  3,024         $  4,936
 Expansion .....................         5,847            1,298              111             6,733            6,188
                                      --------         --------          -------          --------         --------
  Total ........................      $  8,602         $  1,810          $   208          $  9,757         $ 11,124
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (5) .................           3.0x             2.4x                                .5x              .9x

                                                                          BRAND
                                                       --------------------------------------------
                                                           AT DECEMBER 31,
                                                       ------------------------    AT SEPTEMBER 30,
                                                          1996          1997             1998
                                                       ----------   -----------   -----------------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA: (1)
Working Capital ....................................    $ 12,656     $  4,207         $  13,195
Total Assets .......................................     204,266      197,543           206,681
Long-Term Debt (including current portion) .........     158,000      154,250           159,000
14.5% Senior Exchangeable Preferred Stock ..........      25,906       31,140            34,651
Stockholder's Equity (Deficit) .....................       4,247       (5,176)          (11,260)

----------
(1) The Acquisition had a significant impact on our financial position and results of operations. Consequently, the financial data for and as of dates prior to the Acquisition may not be directly comparable to corresponding information for and as of dates after the Acquisition.
(2) Since the Acquisition, we have not separately classified other income and expense and have included it in selling and administrative expenses because such amounts have been immaterial.
(3) EBITDA is defined as earnings before interest income, cash interest expense, income taxes, depreciation and amortization. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(4) Cash interest expense represents total interest expense less amortization of deferred financing fees of $668,000 for the three months ended December 31, 1996, $969,000 for the year ended December 31, 1997 and $553,000 for the nine months ended September 30, 1998.
(5) For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs, and preferred stock dividends.

                                 RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the risks described below before making an investment decision.

     This prospectus includes forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.


SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY AND PREVENT US FROM FULFILLING OUR OBLIGATION TO SERVICE OUR CURRENT INDEBTEDNESS.

     We are highly leveraged. As of September 30, 1998, our total long-term debt was $159.0 million, which constitutes the Company's total amount of senior debt outstanding. Our estimated annual payment obligation for 1998 with respect to our indebtedness is comprised of approximately $1.5 million of principal payments and $11.4 million of interest payments. Our payment obligation for 1997 consisted of $8.3 million of principal payments and $14.1 million of interest payments.

     Our substantial indebtedness could have important consequences to you. For example, it could:

      o limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate activities;

      o require us to dedicate a substantial portion of our operating cash flow to payments on our indebtedness, thereby reducing the availability of our cash flow to fund other areas of our business; and

      o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our borrowings under the Bank Facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates. Further, our management's business decisions will be limited by covenants contained in the bank facility and the indenture under which the Company's 10 1/4% Senior Notes due 2008 were issued.


ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to pay interest on the 10 1/4% Senior Notes and to satisfy our other debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. In addition, our access to payments and advances from our subsidiaries in amounts and at times sufficient to fund our debt obligations will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

RESTRICTIVE COVENANTS -- OUR DEBT AGREEMENTS CONTAIN PROVISIONS WHICH RESTRICT OUR OPERATIONS AND OUR ABILITY TO PAY CASH DIVIDENDS ON OR REDEEM THE PREFERRED STOCK. THESE PROVISIONS WOULD ALSO RESTRICT OUR ABILITY TO PAY INTEREST ON OR REDEEM THE EXCHANGE DEBENTURES IF THEY WERE ISSUED IN EXCHANGE FOR THE PREFERRED STOCK.

     Among other things, the operating and financial restrictions and covenants contained in our debt agreements restrict, condition or prohibit us from:

     o  incurring additional indebtedness;

     o  creating liens on our assets;

     o  making certain asset dispositions;

     o  entering into transactions with affiliates;

     o  merging or consolidating with any other person; or

     o selling, assigning, transferring, leasing, conveying or otherwise selling certain of our assets.

     In addition, the Bank Facility contains financial and operating covenants and prohibitions, including requirements that we maintain certain financial ratios and use a portion of excess cash flow and proceeds of assets sales to repay indebtedness under the Bank Facility.

     The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of these restrictions or covenants could cause a default under other debt. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.

     Both the Bank Facility and our 10 1/4% Senior Notes due 2008 restrict our ability to pay cash dividends on or to redeem the preferred stock. Both the Bank Facility and our 10 1/4% Senior Notes would also restrict our ability to pay interest on or redeem the exchange debentures if they were issued in exchange for the preferred stock.

     As of December 31, 1997, we were not in compliance with certain covenants in the Bank Facility. We obtained waivers for these covenant violations from the lenders under the Bank Facility. We also obtained an amendment to the Bank Facility which became effective upon the consummation of the 101/4% Senior Notes offering and, among other things, reset the financial ratios and financial tests required to be met under the Bank Facility to levels that are more consistent with our capital structure following the notes offering and our current and expected financial performance. As of September 30, 1998, we were in compliance with the reset financial ratios and financial tests. On November 20, 1998, we sought and obtained the consent of the lenders under the Bank Facility to treat certain capital expenditures incurred in connection with two particular acquisitions as investments rather than as capital expenditures. Although we have not been required to seek additional waivers or consents from the lenders under the Bank Facility, we may be required to seek waivers or consents in the future. We cannot assure that these waivers or consents will be granted. See "Description of Bank Facility."


SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS RELATED TO THE PREFERRED STOCK AND, IF ISSUED, THE EXCHANGE DEBENTURES IS JUNIOR TO OUR EXISTING CURRENT AND FUTURE SENIOR INDEBTEDNESS.

     The preferred stock and, if issued, the exchange debentures will be effectively subordinated to all current and future senior indebtedness, including indebtedness under the Bank Facility and the 10 1/4% Senior Notes, to the extent of any pledged assets. Our obligations under the Bank Facility are secured by a pledge of substantially all of our and our subsidiaries' assets. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets would be available to pay obligations on the preferred stock or, if issued, the exchange debentures only after all indebtedness under the Bank Facility and all other senior indebtedness has been paid in full. There may not be sufficient assets remaining to make any payments on the preferred stock, or, if issued, the exchange debentures. Our U.S. subsidiaries have issued guarantees under the Bank Facility. As of September 30, 1998, we had $159.0 million of senior indebtedness outstanding. In addition, as of September 30, 1998, we had $13.1 million in unused senior secured borrowing capacity under the Bank Facility.

DEPENDENCE ON SUBSIDIARIES -- THE PREFERRED STOCK AND, IF ISSUED, THE EXCHANGE DEBENTURES WILL EFFECTIVELY RANK JUNIOR TO OUR SUBSIDIARIES' LIABILITIES.

     Our subsidiaries conduct substantially all of our operations. Therefore, our ability to make required payments with respect to our obligations, including the preferred stock and, if issued, the exchange debentures, depends on the earnings of our subsidiaries and on our ability to receive funds from our subsidiaries through dividends or other payments. Our subsidiaries are not obligated or required to make any payments on the preferred stock or, if issued, the exchange debentures, or to make funds available to us for payment on the preferred stock, the exchange debentures or otherwise. Furthermore, the preferred stock and, if issued, the exchange debentures will effectively rank junior to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of our subsidiaries. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of holders of preferred stock or exchange debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of the subsidiary. If we are recognized as a creditor of the subsidiary, our claims will still be subordinate to any security interest in the subsidiary's assets and any of the subsidiary's indebtedness senior to that which we hold. As of September 30, 1998, our subsidiaries had no indebtedness outstanding other than intercompany indebtedness and certain capital lease obligations.


EFFECTS OF SEASONALITY AND CYCLICALITY -- THERE ARE SEASONAL FLUCTUATIONS IN DEMAND FOR OUR SERVICES. FURTHER, WE HAVE EXPERIENCED A DEGREE OF CYCLICALITY IN THE MARKET WE SERVICE.

     The market for industrial scaffolding services experiences seasonal fluctuations in demand. In particular, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. Similar patterns are evidenced for utilities.

     We may be able to take advantage of differing seasonal patterns in other markets we service, such as the commercial scaffolding market, but seasonality may still lead to:

     o  low inventory use during periods of low demand;

     o an inability to service all of our customers during periods of high demand;

     o  price fluctuations; and

     o  periods of low cash flow.

     Historically, the market for industrial scaffolding services has experienced a degree of cyclicality. In particular, demand for nonresidential construction and capital projects is highly cyclical. In addition, when refining products are in high demand or the price of pulp is high, refineries and pulp and paper mills often delay turnarounds. It does not appear that any areas of our business exhibit a significant degree of counter-cyclicality that would offset these effects. This cyclicality could have a material adverse effect on the Company.


CONCENTRATION OF CUSTOMERS -- LOSING CERTAIN CUSTOMERS COULD MATERIALLY AFFECT OUR REVENUES.

     Our top ten customers accounted for approximately 36% of total revenues during 1997. The largest customer, Exxon Corporation, accounted for approximately 17% of our revenues. The loss of any of these customers could have a material adverse effect on the Company. It is unclear what effect the recently announced mergers and consolidations in the oil industry (such as the merger between Exxon Corporation and Mobil Corporation and between British Petroleum P.L.C. and Amoco Corporation) and the paper industry will have on the Company.


COMPETITION -- WE CANNOT ASSURE THAT WE WILL BE ABLE TO MAINTAIN OUR CURRENT MARKET SHARE.

     We currently face competition from other existing scaffolding services providers, including entities providing substantially similar services, some of which have significantly greater resources than the

Company. We also compete with larger engineering and construction firms. While we believe that we currently have a strong position in the industrial scaffolding market, we cannot assure that we will be able to increase or maintain our market share.


DEPENDENCE ON LABOR -- DECREASES IN THE LABOR FORCE OR INCREASES IN THE COST OF LABOR COULD MATERIALLY AFFECT THE COMPANY.

     Our business has a high labor content and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. In recent years, unemployment rates have reached unusually low levels leading to lower availability of labor and to wage inflation. In particular, the supply of labor has been low relative to demand in the Gulf Coast Region, in which we have significant operations. While we have been successful in hiring workers for our projects and we do not believe that the reduced availability of labor has had a material adverse effect on our financial performance, we cannot assure that sufficient labor will be available in the future or that the cost of labor will not rise, either of which could have an adverse effect on the Company.

     Approximately 30% of our employees are represented by labor unions. We cannot assure that strikes or other types of conflicts with unions or personnel will not arise or that we will not become a target for further union organizing activity. Since our business has a high labor content, any such activity could have a material adverse effect on the Company.


DEPENDENCE ON CERTAIN INDUSTRIES -- OUR PERFORMANCE DEPENDS UPON THE STABILITY OF A SMALL GROUP OF INDUSTRIES.

     Our financial performance is dependent upon the continued viability and financial stability of our customers, which are in turn substantially dependent on the viability and financial stability of the oil, petrochemical, chemical, utilities, pulp and paper and construction industries. In addition, many of our customers are affected by general economic conditions. The factors affecting these industries in general, and our customers in particular, could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL -- LOSING CERTAIN EMPLOYEES COULD MATERIALLY AFFECT THE COMPANY.

     Our continued success depends to a large extent upon the continued services of our senior management and certain individuals with critical client relationships. The loss of the services of any of these employees could have a material adverse effect on the Company. We do not maintain "key man" insurance with respect to any individuals.


ACQUISITION STRATEGY -- THERE ARE VARIOUS RISKS ASSOCIATED WITH OUR PLAN TO ACQUIRE OTHER SCAFFOLDING PROVIDERS.

     We intend to expand our business by acquiring other scaffolding providers.

     We cannot assure that:

     o  suitable acquisition candidates will be available;

     o  acquisitions can be completed on reasonable terms;

     o  we will successfully integrate the operations of any acquired entity;
        or

     o we will have the ability to raise the funds necessary to make acquisitions.

     Some of the risks associated with this acquisition strategy include problems inherent in integrating new businesses such as a potential loss of customers and key personnel and a potential disruption in operations. In addition, acquisitions may be limited by restrictions contained in our debt agreements.


POSSIBLE INABILITY TO REPURCHASE PREFERRED STOCK OR EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES. FURTHER, OUR ABILITY TO REPURCHASE THE PREFERRED STOCK OR THE EXCHANGE DEBENTURES MAY BE LIMITED BY OUR EXISTING CONTRACTUAL OBLIGATIONS.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of the shares of preferred stock or, if issued, exchange debentures at a redemption price equal to 101% of the liquidation value, together with accrued and unpaid cash dividends or interest. However, our ability to make the redemption may be limited by the terms of our and our subsidiaries' then existing contractual obligations. Furthermore, under the Bank Facility, the occurrence of certain specific kinds of change of control events would constitute an event of default, possibly causing acceleration of all payments required under the Bank Facility. We may not have sufficient funds to make the required repurchase, and we cannot assure that we would be able to obtain such resources.

     Pursuant to the indenture governing our 10 1/4% Senior Notes, upon the occurrence of certain specific kinds of change of control events each holder of the notes will have the right to require us to repurchase some or all of the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. If we fail to repurchase all of the notes tendered for purchase, such failure will constitute an event of default under the indenture. In addition, no funds would be available for redemption of the preferred stock until the repurchase of the notes is completed.

     With respect to the sale of assets referred to in the definition of "Change of Control" as it applies to the preferred stock and the exchange debentures, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in determining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether the preferred stock is subject to repurchase or the exchange debentures are subject to redemption.

     The change of control provision may not protect you in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar event involving the Company that may adversely affect the holders of the preferred stock or the exchange debentures.


LACK OF PUBLIC MARKET FOR THE PREFERRED STOCK OR THE EXCHANGE DEBENTURES-- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE PREFERRED STOCK OR, IF ISSUED, THE EXCHANGE DEBENTURES.

     There is currently no established trading market for the preferred stock or the exchange debentures. We cannot assure the liquidity of any markets that may develop for the preferred stock or, if issued, the exchange debentures, or the ability of or price at which the holders of preferred stock or exchange debentures will be able to sell their securities. Future trading prices of the preferred stock and the exchange debentures will depend on many factors, including, among others, our operating results and the market for similar securities. We do not intend to apply for listing of the preferred stock or, if issued, the exchange debentures on any securities exchange. We cannot assure that an active public or other market will develop for the preferred stock or, if issued, the exchange debentures.

                                USE OF PROCEEDS

     The Selling Holders (as defined in the section "Selling Holders" of this prospectus) will receive all of the net proceeds from any sale of the preferred stock or, if issued, the exchange debentures, pursuant to this prospectus. We will not receive any proceeds from the sale of the preferred stock or, if issued, the exchange debentures, pursuant to this prospectus. We received $26.1 million in net proceeds from the original issuance and sale of the 1,042,460 shares of preferred stock currently outstanding including the shares of preferred stock described in this prospectus. Approximately
$25.0 million of such net proceeds was used as a portion of the financing for the Acquisition and approximately $1.1 million of the net proceeds was used for working capital and other general corporate purposes.


                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1998. This table should be read in conjunction with the consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.




                                                                 AS OF SEPTEMBER 30, 1998
                                                                -------------------------
                                                                  (DOLLARS IN THOUSANDS)
Long-term Debt (including current portion):
 Bank Facility
   Term Loan Facilities .......................................           29,000
   Revolving Loan Facility(1) .................................               --
   10 1/4% Senior Notes due 2008 ..............................          130,000
                                                                         -------
   Total Long-term Debt .......................................          159,000
14.5% Senior Exchangeable Preferred;
 1,250,000 shares authorized; 1,042,460 shares issued .........           34,651
Stockholder's Deficit .........................................          (11,260)
                                                                         -------
   Total Capitalization .......................................          182,391
                                                                         =======

----------
(1) The Company has $7.1 million of letters of credit outstanding to cover insurance commitments for the policy year October 1, 1997 to September 30, 1998 and $0.4 million which allows the beneficiary, Lyondell-Citgo Refining Company Ltd., to pay all amounts due the Company in full without withholding a retention amount.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents (i) selected historical financial data of Rust as of and for each of the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 and (ii) selected historical financial data of Brand, for the three months ended December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The selected historical financial data as of and for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 has been derived from the audited financial statements of Rust. The selected historical financial data as of and for the year ended December 31, 1993 has been derived from the unaudited financial statements of Rust. The selected historical financial data as of and for the three months ended December 31, 1996 and the year ended December 31, 1997 has been derived from the audited financial statements of Brand. The selected historical financial data as of and for the nine months ended September 30, 1997 and 1998 has been derived from the unaudited financial statements of Brand. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this prospectus.




                                                      RUST
                               ---------------------------------------------------
                                                                         NINE
                                                                        MONTHS
                                     YEAR ENDED DECEMBER 31,            ENDED
                               -----------------------------------  SEPTEMBER 30,
                                   1993        1994        1995          1996
                               ----------- ----------- ----------- ---------------
                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA: (1)
Revenue ......................  $188,972    $182,372    $193,829      $124,769
Operating Expenses ...........   133,284     129,045     138,968        89,073
                                --------    --------    --------      --------
 Gross Profit ................    55,688      53,327      54,861        35,696
Selling and
 Administrative
 Expenses ....................    22,824      27,111      25,807        15,825
Nonrecurring Start-up
 Expenses ....................        --          --          --            --
                                --------    --------    --------      --------
Operating Income .............    32,864      26,216      29,054        19,871
Interest Expense .............     8,534       9,655       9,444         7,872
Interest Income ..............      (301)       (707)     (1,012)         (482)
Other Expense, Net (2) .......        --         813         853           708
                                --------    --------    --------      --------
 Pretax Income (Loss).........    24,631      16,455      19,769        11,773
Provision for Income
 Tax .........................     9,761       7,200       8,300         4,813
Extraordinary Loss,
 Net of Tax ..................        --          --          --            --
                                --------    --------    --------      --------
 Net Income (Loss) ...........  $ 14,870    $  9,255    $ 11,469      $  6,960
                                ========    ========    ========      ========
OTHER DATA: (1)
EBITDA (3) ...................  $ 41,751    $ 33,956    $ 36,803      $ 25,832
Cash flow from
 operations ..................    17,088      22,234      35,587        28,478
Depreciation and
 Amortization ................     8,887       8,553       8,602         6,669
Cash Interest Expense (4) ....     8,534       9,655       9,444         7,872
Capital Expenditures
 Maintenance .................  $  4,494    $  3,368    $  2,755      $    512
 Expansion ...................     7,523       7,691       5,847         1,298
                                --------    --------    --------      --------
 Total .......................  $ 12,017    $ 11,059    $  8,602      $  1,810
Ratio of earnings to
 combined fixed
 charges and preferred
 stock dividends (5) .........       3.8x        2.6x        3.0x          2.4x


                                                          BRAND
                               -----------------------------------------------------------
                                    THREE                         NINE           NINE
                                   MONTHS          YEAR          MONTHS         MONTHS
                                    ENDED         ENDED          ENDED           ENDED
                                DECEMBER 31,   DECEMBER 31,  SEPTEMBER 30,   SEPTEMBER 30,
                                    1996           1997           1997           1998
                               -------------- ------------- --------------- --------------
                                                 (DOLLARS IN THOUSANDS)
Revenue ......................    $44,412       $160,660       $118,173        $147,782
Operating Expenses ...........     34,170        122,638         88,535         113,038
                                  -------       --------       --------        --------
 Gross Profit ................     10,242         38,022         29,638          34,744
Selling and
 Administrative
 Expenses ....................      4,743         25,840         16,868          19,868
Nonrecurring Start-up
 Expenses ....................         --          2,498          1,936              --
                                  -------       --------       --------        --------
Operating Income .............      5,499          9,684         10,834          14,876
Interest Expense .............      4,504         15,422         11,553          12,712
Interest Income ..............       (195)          (397)          (324)           (171)
Other Expense, Net (2) .......         --             --             --              --
                                  -------       --------       --------        --------
 Pretax Income (Loss).........      1,190         (5,341)          (395)          2,335
Provision for Income
 Tax .........................        525             --             --              --
Extraordinary Loss,
 Net of Tax ..................         --             --             --           4,329
                                  -------       --------       --------        --------
 Net Income (Loss) ...........    $   665       $ (5,341)      $   (395)       $ (1,994)
                                  =======       ========       ========        ========
OTHER DATA: (1)
EBITDA (3) ...................    $ 8,398       $ 22,009       $ 19,711        $ 24,864
Cash flow from
 operations ..................      4,966         11,983         11,934          15,736
Depreciation and
 Amortization ................      3,567         13,294          9,685          10,541
Cash Interest Expense (4) ....      3,836         14,453         10,745          12,159
Capital Expenditures
 Maintenance .................    $    97       $  3,024       $  2,324        $  4,936
 Expansion ...................        111          6,733          8,442           6,188
                                  -------       --------       --------        --------
 Total .......................    $   208       $  9,757       $ 10,766        $ 11,124
Ratio of earnings to
 combined fixed
 charges and preferred
 stock dividends (5) .........                        .5x            .7x             .9x

                                                                    RUST                         BRAND
                                                     ----------------------------------- ----------------------
                                                                          AT DECEMBER 31,
                                                     ----------------------------------------------------------
                                                          1993        1994       1995       1996        1997
                                                     ------------- ---------- ---------- ---------- -----------
                                                       (UNAUDITED)      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA: (1)
Working Capital ....................................    $ 28,457    $ 34,155   $ 30,227   $ 12,656   $   4,207
Total Assets .......................................     180,310     180,107    178,201    204,266     197,543
Long-Term Debt (including current portion) .........          --          --         --    158,000     154,250
14.5% Senior Exchangeable Preferred Stock ..........          --          --         --     25,906      31,140
Stockholder's Equity (Deficit) .....................     161,005     150,005    141,374      4,247      (5,176)


                                                                    BRAND
                                                     ------------------------------------
                                                      AT SEPTEMBER 30,   AT SEPTEMBER 30,
                                                            1997               1998
                                                     ------------------ -----------------
                                                         (UNAUDITED)       (UNAUDITED)
BALANCE SHEET DATA: (1)
Working Capital ....................................     $   8,361         $   13,195
Total Assets .......................................       198,390            206,681
Long-Term Debt (including current portion) .........       152,000            159,000
14.5% Senior Exchangeable Preferred Stock ..........        30,051             34,651
Stockholder's Equity (Deficit) .....................          (372)           (11,260)

----------
(1) The Acquisition had a significant impact on our financial position and results of operations. Consequently, the financial data for and as of dates prior to the Acquisition may not be directly comparable to corresponding information for and as of dates after the Acquisition.

(2) Since the Acquisition, we have not separately classified other income and expense and have included it in selling and administrative expenses because such amounts have been immaterial.

(3) EBITDA is defined as earnings before interest income, cash interest expense, income taxes, depreciation and amortization. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(4) Cash interest expense represents total interest expense less amortization of deferred financing fees of $668,000 for the three months ended December 31, 1996, $969,000 for the year ended December 31, 1997 and $807,000 and $553,000 for the nine months ended September 30, 1997 and 1998, respectively.

(5) For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs, and preferred stock dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included herewith. Financial data and discussions relating to the year ended December 31, 1996 reflect the combined results of operations of Rust, prior to the Acquisition and Brand after the Acquisition.


OVERVIEW

     The Company is the largest North American provider of industrial scaffolding services which facilitate access to tall structures for maintenance, turnarounds and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company provides turnkey services which include equipment rental, labor for the erection and dismantlement of the scaffolding and scaffolding design services. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding.

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts is usually one to five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. While the postponement of scheduled turnarounds causes fluctuations in the Company's quarterly and annual results, the Company believes the necessity for on-going maintenance and turnarounds provides a stable, recurring revenue base.


     Revenues from capital projects, which represented approximately 4% of 1997 revenues, result from new plant construction, plant expansions and modifications. Capital projects can and have had material impacts on the Company's results of operations. For example, the Company provided scaffolding services for the construction of a new refinery in St. Croix which resulted in $24.1 million of revenues.

     Commercial scaffolding revenues, which represented approximately 11% of 1997 revenues, are related to the level of nonresidential construction and renovation. Demand for commercial scaffolding services has recently been high due to the recent strength in the commercial construction industry. In 1997, the Company increased its penetration of the commercial market, having opened four new offices, expanded its sales force and invested $7.3 million in frame and brace scaffolding inventory.

     In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives included (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses. The Company recorded a one-time expense in the fourth quarter of 1997 of $437,000 to reflect severance and other expenses of the cost reduction program.

     In connection with the Acquisition, WMI agreed to pay the Company a quarterly fee of $725,000 for transition services for three years beginning on December 31, 1996. Such payments will continue through September 30, 1999. In addition, WMI agreed to pay for all historical accident-related claims in which the accident occurred prior to the Acquisition. Because cash expenditures related to accidents are paid out over time but accident-related expenses are accrued in the period in which the accident occurs, the Company has a significant non-cash claims expense ($2.9 million in 1997) which it anticipates will decline over time.

     The Company's business is seasonal. End-use industries such as the refining and utility industries experience increased demand for their products during the summer months. Consequently, turnarounds are generally scheduled during the first and fourth quarters of the year.


RESULTS OF OPERATIONS

     The following discussion of results of operations is presented for the fiscal years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998.

     On September 30, 1996, the Company was formed and acquired the net assets of Rust Scaffold Services, Inc. The acquisition was accounted for as a purchase. Also on September 30, 1996, the Company entered into a credit agreement pursuant to which $160.0 million was borrowed. As a result of the acquisition and the borrowings, the periods prior to September 30, 1996 are not comparable to the periods after September 30, 1996. For purposes of the tables and discussion that follows, combined 1996 financial data represents the summation of the results for Rust for the nine months ended September 30, 1996 and for Brand for the three months ended December 31, 1996. This 1996 data does not include pro forma adjustments to reflect the acquisition or the borrowings, which had the effect of increasing amortization and depreciation expense and interest expense. The combined 1996 revenues, operating expenses and selling and administrative expenses are presented for comparative purposes. Other combined 1996 income and expense items are not presented as the information was not considered meaningful.

     The following tables set forth, for the periods indicated, certain operating data expressed in dollar amounts and as a percentage of revenue:


                    SUMMARY OF HISTORICAL FINANCIAL RESULTS
                                (IN THOUSANDS)

                                                RUST           COMBINED                        BRAND
                                           --------------   --------------   -----------------------------------------
                                                                                                    NINE MONTHS
                                                YEAR             YEAR             YEAR                 ENDED
                                                ENDED            ENDED           ENDED             SEPTEMBER 30,
                                            DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   -------------------------
                                                1995            1996(1)           1997           1997          1998
                                           --------------   --------------   -------------   -----------   -----------
INCOME STATEMENT DATA:
Revenue ................................      $193,829         $169,181        $160,660       $118,173      $147,782
Operating Expenses .....................       138,968          123,243         122,638         88,535       113,038
                                              --------         --------        --------       --------      --------
 Gross Profit ..........................        54,861           45,938          38,022         29,638        34,744
Selling and Administrative Expenses.....        25,807           20,568          25,840         16,868        19,868
Nonrecurring Start-up Expenses .........
                                                    --               --           2,498          1,936            --
                                              --------         --------        --------       --------      --------
Operating Income .......................        29,054           25,370           9,684         10,834        14,876
Interest Expense .......................         9,444                           15,422         11,553        12,712
Interest Income ........................        (1,012)                            (397)          (324)         (171)
Other Expense, Net .....................           853                               --             --            --
                                              --------                         --------       --------      --------
 Pre-Tax Income (Loss) .................        19,769                           (5,341)          (395)        2,335
Provision for Income Tax ...............         8,300                               --             --            --
 Extraordinary items, Net of Tax .......            --                               --             --         4,329
                                              --------                         --------       --------      --------
 Net Income (Loss) .....................      $ 11,469                         $ (5,341)      $   (395)     $ (1,994)
                                              ========                         ========       ========      ========
OTHER DATA:
EBITDA .................................      $ 36,803                         $ 22,009       $ 19,711      $ 24,864

----------
(1) Combined 1996 financial data represents the summation of the results for Rust for the nine months ended September 30, 1996 and for Brand for the three months ended December 31, 1996 and is not indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.

      SUMMARY OF HISTORICAL FINANCIAL RESULTS AS A PERCENTAGE OF REVENUE

                                                RUST           COMBINED                         BRAND
                                           --------------   --------------   -------------------------------------------
                                                                                                     NINE MONTHS
                                                YEAR             YEAR             YEAR                  ENDED
                                                ENDED            ENDED           ENDED              SEPTEMBER 30,
                                            DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   ---------------------------
                                                1995            1996(1)           1997           1997           1998
                                           --------------   --------------   -------------   ------------   ------------
INCOME STATEMENT DATA:
Revenue ................................        100.0%           100.0%          100.0%            100%           100%
Operating Expenses .....................         71.7             72.8            76.3            74.9           76.5
                                                -----            -----           -----           -----          -----
 Gross Profit ..........................         28.3             27.2            23.7            25.1           23.5
Selling and Administrative Expenses.....         13.3             12.2            16.1            14.3           13.4
Nonrecurring Start-up Expenses .........           --               --             1.6             1.6             --
                                                -----            -----           -----           -----          -----
Operating Income .......................         15.0             15.0             6.0             9.2           10.1
Interest Expense .......................          4.9                              9.6             9.8            8.6
Interest Income ........................        ( 0.5)                           ( 0.2)          ( 0.3)         ( 0.1)
Other Expenses, Net ....................          0.4                               --              --             --
                                                -----                            -----           -----          -----
 Pre-Tax Income (Loss) .................         10.2                            ( 3.4)          ( 0.3)           1.6
Provision for Income Tax ...............          4.3                               --              --             --
 Extraordinary items, Net of Tax .......           --                               --              --            2.9
                                                -----                            -----           -----          -----
 Net Income (Loss) .....................          5.9%                           ( 3.4)%          (0.3)%         (1.3)%
                                                =====                            =====           =====          =====
OTHER DATA:
EBITDA .................................         19.1%                            15.3%           16.7%          16.8%

----------
(1) Combined 1996 financial data represents the summation of the results for Rust for the nine months ended September 30, 1996 and for Brand for the three months ended December 31, 1996 and is not indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.


 NINE MONTHS ENDED SEPTEMBER 30, 1998 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Revenues. Revenues for the nine month period ended September 30, 1998 increased 25.1% to $147.8 million from $118.2 million for the same period in 1997. Labor revenue increased 29.6% to $107.0 million for the nine month period ended September 30, 1998 as compared to the same period in 1997. Rental revenue increased 20.1% to $36.4 million for the nine month period ended September 30, 1998 as compared to the same period in 1997. The increase in revenues was primarily attributable to increased activity in the industrial scaffolding market. Increased turnaround and capital maintenance activity as well as unplanned utility outages in the U.S. Gulf Coast accounted for approximately $17.2 million of the positive variance in the nine month period. Additionally, in the northern part of the country, utility plant renovation and maintenance work along with an increase in refinery turnarounds accounted for $6.9 million of the positive variance in the nine month period.

     Gross Profit. Gross profit for the nine month period ended September 30, 1998 increased 17.2% to $34.7 million from $29.6 million for the same period in 1997. Labor gross profit (labor revenue less labor cost) increased 12.5% to $16.3 million for the nine month period ended September 30, 1998 as compared to the same period in 1997. Gross profit as a percentage of revenue for the nine month period ended September 30, 1998 decreased to 23.5% from 25.1% for the same period in 1997. This decrease was primarily due to a higher mix of labor revenue to total revenue for the nine month period. Labor profit margins are lower than rental and sale profit margins. Much of the increased revenue was from industrial projects requiring a high percentage of labor, thus causing overall profit margins to be lower.

     Selling and Administrative Expenses. Selling and administrative expenses for the nine month period ended September 30, 1998 increased 17.8% to $19.9 million from $16.9 million for the same period in 1997. Selling and administrative expenses as a percentage of revenue for the nine month period ended September 30, 1998 decreased to 13.4% from 14.3% for the same period in 1997. For the nine month period ended September 30, 1998, the savings realized from a cost reduction program implemented in 1997 were offset by a $0.6 million increase in payroll expense.

     Operating Income. As a result of the above, operating income for the nine months ended September 30, 1998 increased to $14.8 million from $10.8 million for the same period in 1997. The operating income results from 1997 were affected by certain non-recurring start-up expenses incurred by the Company as a result of the Company's efforts to establish itself as a stand-alone entity.

     Interest Expense. Interest expense for the nine month period ended September 30, 1998 increased 10.0% to $12.7 million from $11.6 million for the same period in 1997. The increase was mainly due to a higher weighted average interest rate on all outstanding debt. For the first nine months of 1998 and 1997, the weighted average interest rate was 9.8% and 8.9%, respectively.

     Extraordinary Items (net of tax). Extraordinary items for the nine months ended September 30, 1998 were $4.3 million compared to $0 for the nine months ended September 30, 1997. This extraordinary charge represents the write off of the pro rata share of deferred financing costs related to the portion of the term loans, which were part of the Bank Facility, repaid with proceeds from the issuance of the 10 1/4% Senior Notes in February, 1998.

     Net Loss. As a result of the above, net loss increased 404.8% for the nine months ended September 30, 1998 to $(2.0) million from $(0.4) million for the same period in 1997.


 YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues for the year ended December 31, 1997 were $160.7 million as compared to $169.2 million for the year ended December 31, 1996. The decline in revenues is attributable to: (i) the loss of several contracts with a single customer in 1996 which accounted for an approximate loss of $3.4 million in revenues compared to 1996 and (ii) the transfer, in connection with the Acquisition, of a contract, which generated revenues in excess of $2.0 million in 1996, to a former sister corporation of the Company. Also contributing to the decline was lengthened turnaround schedules at refineries due to a strong operating environment in 1997. These decreases were partially offset by several new accounts obtained during 1997, including three large accounts which generated a total of $2.8 million.

     Gross Profit. Gross profit for the year ended December 31, 1997 was $38.0 million as compared to $45.9 million for the year ended December 31, 1996. The $7.9 million decline was due to lower revenue levels and a $3.2 million increase in depreciation and amortization expenses resulting from the Acquisition. An increase in gross profit as a percentage of revenues for labor services and a decrease in insurance claims partially offset the decrease in gross profit.

     Selling and Administrative Expenses. Selling and administrative expenses for the year ended December 31, 1997 were $25.8 million as compared to $20.6 million for the year ended December 31, 1996. The $5.2 million increase was due to the hiring of additional sales personnel and the opening of four new commercial scaffolding offices. During 1997, selling and administrative expenses were reduced by $700,000 as a result of payments by WMI pursuant to the transition services agreement relating to the Acquisition.

     Nonrecurring Start-up Expenses. In 1997, the Company incurred certain expenses to establish the Company as a stand-alone entity. These expenses were comprised of costs related to establishing benefit plans, a treasury department, strategic planning and cash management.

     Operating Income. Operating income for the year ended December 31, 1997 was $9.7 million as compared to $25.4 million for the year ended December 31, 1996. The $15.7 million decrease was attributable primarily to a decrease in revenues, increased depreciation and, to a lesser extent, to an increase in direct costs as a percentage of revenues and in nonrecurring start-up expenses and an increase in selling and administrative expenses.

 YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues for the year ended December 31, 1996 were $169.2 million as compared to $193.8 million for the year ended December 31, 1995. The $24.6 million decrease was primarily attributable to two factors. First, 1996 revenues decreased $8.6 million from 1995 due to many customers completing work in 1995 to comply with clean fuels legislation in California which dictated that refineries meet stringent environmental requirements by the end of 1995. Plant modifications to comply with this legislation also caused turnaround activity to be unusually high during 1995 as customers took advantage of the opportunity to consolidate the two activities. Second, the Company lost four contracts with a single major customer which had the impact of reducing the revenues in the year ended December 31, 1996 by $10.6 million as compared to the year ended December 31, 1995.

     Gross Profit. Gross profit for the year ended December 31, 1996 was $45.9 million as compared to $54.9 million for the year ended December 31, 1995. The $9.0 million decline was due to a decrease in revenues of 12.9% and a $700,000 increase in depreciation and amortization expenses related to the Acquisition. Partially offsetting the declines were lower claims expenses due to a better safety record in 1996.

     Selling and Administrative Expenses. Selling and administrative expenses for the year ended December 31, 1996 were $20.6 million as compared to $25.8 million for the year ended December 31, 1995. The $5.2 million decrease was due to a restructuring at WMI during the fourth quarter of 1995 which resulted in a $4.0 million reduction in Company expenses due to the consolidation of the Company's corporate and regional overhead expenses into the WMI infrastructure. Also reducing selling and administrative expenses were lower benefit costs obtained by moving from the Rust plans to the WMI plans, lower allocation charges from WMI and lower facility expenses created by merging operations. Offsetting these decreases were higher ($1.2 million) bonus expenses. The Company received a payment of $725,000 from WMI for transition services, of which $425,000 was recorded as a reduction of selling and administrative expenses in 1996.

     Operating Income. Operating income for the year ended December 31, 1996 was $25.4 million as compared to $29.1 million for the year ended December 31, 1995. The $3.7 million decrease in operating income is attributable primarily to a decrease in revenues which was not fully offset by the decrease in direct costs.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically utilized internal cash flow from operations and borrowings under the Bank Facility to fund its operations, capital expenditures, and working capital requirements. As of September 30, 1998, the Company had working capital of $13.2 million and cash of $5.1 million.

     Historically, the principal uses of cash have been capital expenditures (primarily scaffolding) and working capital. Since the Acquisition, the Company has also used cash to repay the term loans which were part of the Bank Facility provided by DLJ Capital and BofA, which payments amounted to $2.0 million in 1996 and $8.3 million in 1997. In February, 1998, $119.8 million of the term loans were repaid with proceeds from the offering of the 10 1/4% Senior Notes and $500,000 in payments were made in June, 1998. Additionally, the Company paid $6.3 million in interest relating to the 10 1/4% Senior Notes in August, 1998 and will pay approximately $6.7 million in interest relating to the notes in February, 1999.

     For the nine months ended September 30, 1998, the Company provided cash of $2.9 million, and for the year ended December 31, 1995, the nine months ended September 30, 1996, the three months ended December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 cash provided by (used for) operating activities was $35.6 million, $28.5 million, $5.0 million, $12.0 million, $11.9 million and $15.7 million, respectively.

     The Company's capital expenditure requirements are comprised of maintenance and expansion expenditures. The Company's maintenance capital expenditure requirements are approximately $2.5 million to $3.5 million annually and are generally used for scaffolding planks and other items used in the business, such as trucks. Expansion capital expenditures are for new scaffolding, are discretionary and vary annually based on the Company's level of scaffolding rental activity and management's growth expectations. During the nine months ended September 30, 1998, total capital expenditures were $14.3 million, of which approximately $9.7 million was spent on expansion capital expenditures. Expansion capital expenditures in 1995, 1996 and 1997 were $5.8 million, $1.3 million and $6.7 million, respectively, and were principally used to expand the Company's inventory of systems scaffolding for use in industrial applications.

     Pursuant to a credit agreement dated as of September 30, 1996, the Company entered into the Bank Facility. The Bank Facility consisted of three term loan facilities, under which the Company borrowed a total of $160.0 million immediately upon closing of the Bank Facility, and a $30.0 million revolving loan facility. All but $30.0 million of the loans outstanding under the term loan facilities was repaid on February 20, 1998 with the proceeds of the 10 1/4% Senior Note offering. Borrowings under the revolving loan facility are governed by a borrowing base equal to 85% of eligible accounts receivable. A $15.0 million sub-facility is available for the issuance of letters of credit. As of September 30, 1998, the Company had $13.1 million in unused senior secured borrowing capacity under the Bank Facility. The interest rate on each loan facility under the Bank Facility is variable. During the nine months ended September 30, 1998, the interest rate on loans outstanding under the term loan facility was an annual dollar-weighted rate of 8.9%. Total payments for interest and principal by the Company under the Bank Facility in 1996 were $3.0 million and $2.0 million, respectively, and in 1997 were $14.1 million and $8.3 million, respectively. During the nine months ended September 30, 1998 total payments for interest were $10.7 million. During the nine months ended
September 30, 1998, $120.8 million of the term loans were repaid of which $119.8 million was from the proceeds of the 101/4% Senior Note offering.

     The Bank Facility contains financial and operating covenants, including among other things, that the Company maintain certain financial ratios and satisfy certain financial tests, and imposes limitations on the Company's ability to make capital expenditures, to incur indebtedness and to pay dividends. As of December 31, 1997, the Company was not in compliance with certain covenants in the Bank Facility. The Company obtained waivers of such covenant violations from the lenders under the Bank Facility. The Company also obtained an amendment to the Bank Facility which became effective upon the consummation of the 10 1/4% Senior Note offering and, among other things, reset the financial ratios and financial tests required to be met thereunder to levels that are more consistent with the Company's capital structure following the 10 1/4% Senior Note offering and its current and expected financial performance. In addition, on November 20, 1998, the Company sought and obtained the consent of the lenders under the Bank Facility to treat certain capital expenditures incurred in connection with two particular acquisitions as investments rather than as capital expenditures.

     On February 25, 1998, the Company raised $125.6 million from the 10 1/4% Senior Note offering. Substantially all of the net proceeds of the sale of the notes by the Company were used to reduce outstanding indebtedness under the Bank Facility. Two term loan facilities and the revolving loan facility, each included in the Bank Facility, were repaid in full, and loans under a third term loan facility, also a part of the Bank Facility, were paid down such that the aggregate principal amount of loans outstanding under the remaining term loan facility after such prepayment was $30.0 million. In addition, pursuant to the amendment to the Bank Facility obtained by the Company, the Bank Facility was reduced to $60.0 million. Certain provisions contained in the credit agreement governing the Bank Facility were amended to eliminate a requirement that revolving loans be periodically reduced. Also, certain of the covenants contained in the credit agreement were amended to permit the Company to incur certain additional indebtedness, engage in a broader range of business, make certain additional investments and capital expenditures and reinvest asset disposition proceeds within 180 days, rather than prepay the term loan facilities with such proceeds.


NET OPERATING LOSSES

     As of December 31, 1997, the Company had estimated net operating loss carryforwards, resulting primarily from depreciation timing differences, of approximately $65.9 million for U.S. income tax purposes. As a result of such loss carryforwards, cash paid for income taxes in 1997 was minimal. The Company does not expect to expend cash for taxes in the next several years.

EFFECT OF INFLATION; SEASONALITY

     Inflation has not generally been a material factor affecting the Company's business. In recent years, the cost of scaffolding equipment has remained relatively stable due to competitive pressures within the industry. The Company's general operating expenses, such as salaries, employee benefits and facilities costs are subject to normal inflationary pressures.

     The operations of the Company are generally subject to seasonal fluctuations coinciding with the spring and fall turnaround schedules of its major customers.


YEAR 2000 READINESS DISCLOSURE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions.

     The Company recognizes the importance of the Year 2000 problem and has completed the first phase of identifying all mission critical information technology ("IT") and non-IT systems that are affected. These systems include all computer workstations, telephone/PBX systems, computer operating systems and accounting, data processing and other miscellaneous systems. Various systems, including the core billing/rental systems, are Year 2000 compliant. The Company expects all other systems, including key financial systems, to be Year 2000 compliant by October 1999.

     The Company is not presently aware of any Year 2000 issues encountered by its business partners that would materially impact the Company's operations. There can be no assurance that the Company will not experience operational difficulties as a result of Year 2000 issues either arising out of internal systems or caused by its business partners which may have a material adverse effect on its business operations.

     The Company estimates that the total cost for executing the Year 2000 plan will not exceed $50,000 and estimates that the Year 2000 plan for its financial systems will be completed by May 1999. In planning for the most likely worst case scenario, all major elements in the Company's comprehensive program have been addressed. The Company's current contingency plan will be to replace only those individual financial system applications that would not be Year 2000 compliant by mid 1999.

     The Company's Year 2000 compliance program is divided into seven major projects as shown in the table below.

                                                                         PERCENT
                                                                        COMPLETE
                                                                          AS OF
                                                                        SEPTEMBER
                 YEAR 2000 PROJECT                      TIME FRAME      30, 1998
--------------------------------------------------   ---------------   ----------
Review IT system infrastructure ..................   05/98 - 07/98         100
Review non-IT systems ............................   06/98 - 08/98         100
Upgrade non-IT systems ...........................   07/98 - 10/99          20
Upgrade PBX/phone systems ........................   11/98 - 09/99          20
PC workstation review and upgrade ................   07/98 - 08/99          40
Update core business distributed systems .........   04/98 - 07/98         100
Update core business centralized systems .........   07/98 - 05/99          20


ACCOUNTING STANDARD NOT YET IMPLEMENTED

     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

                                   BUSINESS


OVERVIEW

     The Company is the largest North American provider of industrial scaffolding rental, erection, dismantlement and design services. The Company's services facilitate access to tall structures for on-going maintenance, turnarounds and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company estimates that for 1997 it had a 25% market share of the $575 million North American industrial scaffolding services market and had industrial scaffolding revenues in excess of three times that of its largest competitor. The Company's turnkey services include equipment rental (accounting for approximately 24%, 27%, and 25% of total revenue for the years 1995, 1996 and 1997, respectively), labor for the erection and dismantlement of the scaffolding (accounting for approximately 72%, 70% and 70% of total revenue for the years 1995, 1996 and 1997, respectively) and scaffolding design services. The Company delivers its services through an extensive field service organization of approximately 2,700 employees in 31 field offices located throughout the United States and two in Canada. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding. For the twelve months ended September 30, 1998, the Company generated revenues and a net loss of $190.3 million and $6.9 million, respectively.

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. The Company believes that the necessity for on-going maintenance and turnarounds provides it with a stable, recurring revenue base.

     The Company believes its position as the largest supplier of industrial scaffolding provides it with a number of competitive advantages including (i) the ability to offer national coverage to large customers, (ii) the ability to provide required personnel and scaffolding to process major turnarounds and unanticipated plant outages, (iii) higher asset utilization through the shifting of assets across regions and across its large customer base, (iv) purchasing leverage with scaffolding manufacturers, and (v) comprehensive safety training programs which have resulted in an accident incident rate which is well below the industry average (total OSHA recordable injuries per 200,000 man hours of 2.3 in 1997 compared to the industry average of 12.5 in 1997) and have enabled the Company to reduce insurance costs and accident-related expenses. The Company's size also enables it to maintain its own trucking fleet and to provide a design department that specializes in the custom design of industrial scaffolding, which the Company uses to minimize the amount of scaffolding used and to maximize labor efficiency thereby providing the Company with a competitive advantage.


BUSINESS STRATEGY

     The Company has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow. The key components of this strategy are:

     Leverage existing strengths. The Company's existing strengths include longstanding customer relationships, extensive equipment resources, significant labor capacity and an industry-leading safety record. These strengths have enabled the Company to gain its current substantial market share and to expand its business. The Company will utilize these strengths to retain its maintenance contracts and to aggressively pursue turnarounds and capital projects with its existing customers and to expand scaffolding services to such customers' other facilities.

     Target underpenetrated industrial segments. Due to the Company's leading market position and extensive service infrastructure, the Company has the capacity to service several industries in which, due to limited historical focus, the Company has had a relatively low market share. These include the chemical, utilities and pulp and paper industries. To increase its penetration in these markets, the Company has expanded its sales force, initiated incentive and training programs and created a sales management function to target opportunities and monitor the effectiveness of the sales force.

     Reduce operating costs. In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives include (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     Pursue complementary acquisitions. The Company intends to pursue complementary acquisitions where significant consolidation savings and economies of scale can be achieved. The scaffolding industry is characterized by single-office or regional companies, many of which are undercapitalized and have limited scaffolding inventories. The Company intends to focus its acquisition strategy on companies which have long-term contracts or an expertise in a certain industry or scaffolding application.

     On September 1, 1998, the Company finalized the purchase of Scaffold Rental & Erection, Inc. ("SRE"). SRE provides fixed scaffolding rentals, erection and dismantlement to the electric utilities and heavy commercial market primarily in Georgia and Tennessee. On October 2, 1998, the Company finalized the purchase of Brook Company ("Brook"). Brook provides viewing stands and tents for special events primarily in the southeastern states.

     Expand its commercial scaffolding operations. The Company intends to utilize its existing infrastructure to expand its position in the commercial market. To increase its penetration of the commercial market, the Company has targeted large-scale new construction and renovation projects, which require relatively complex scaffolding. Further, the Company has opened new offices in four cities and expanded its sales force and its inventory of frame and brace scaffolding. The Company believes its industry-leading safety record provides it with a competitive advantage in pursuing these commercial scaffolding market opportunities in the future. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, safety has become a key consideration for commercial customers.


THE INDUSTRIAL SCAFFOLDING MARKET

 Overview

     The industrial scaffolding market represents approximately $575 million of the $1.3 billion scaffolding market. Industrial customers generally require systems scaffolding, which is highly versatile, can be quickly erected and dismantled, is capable of conforming to irregularly shaped structures and requires a higher level of skill to erect and dismantle. Principal end-use industries and their estimated percent of the total industrial market for 1996 were: (i) refineries--31%; (ii) petrochemical and chemical plants--30%; (iii) utilities--17%; (iv) pulp and paper mills--11%; and (v) other industrial users including aerospace, ship building and other miscellaneous industrial applications--11%. Scaffolding is used by industrial customers for on-going maintenance, turnarounds and capital projects. Since turnarounds may require the complete shutdown of a facility, speed and reliability are key customer considerations. Safety is another important consideration for industrial customers. The industrial scaffolding market is fragmented and is serviced predominantly by scaffolding specialists such as the Company.

 End-Use Industries

     The primary end-use industries for both the Company and the industrial scaffolding market in general are refineries, petrochemical and chemical plants, utilities, pulp and paper mills and other industries such as the aerospace, ship building and certain miscellaneous industries.

     Refining Industry. The refining industry, the Company's and the industrial scaffolding market's largest end-use industry, accounted for approximately 31% of the 1996 industrial scaffolding market and represented approximately 42% of the Company's revenues for 1997. A maintenance contract at a refinery generates between $250,000 and $2.0 million of scaffolding revenues annually, depending on the size of the refinery and the scope of the contract (i.e., rentals and labor or rental only). A major turnaround typically generates between $2.0 and $4.0 million of revenues to the scaffolding services provider, while a minor turnaround typically generates in excess of $1.0 million. Turnarounds are essential at refineries as the failure to overhaul equipment may ultimately jeopardize the safe and efficient operation of a plant. Capital projects include greenfield construction, plant expansions, restoration of mothballed refineries, upgrading the heavy crude capability of refineries and compliance with new environmental regulations. Capital projects have generated as much as $24.1 million in scaffolding revenues for the Company on a single project.

     It is not likely that any refineries will be closed permanently in the near future, due to high exit barriers caused by strict environmental laws which make it prohibitively expensive to abandon a refinery. In addition, refineries are generally run at full capacity due to the high fixed costs, and therefore maintenance operations are not significantly affected by demand.

     Petrochemical and Chemical. The petrochemical and chemical industries accounted for approximately 30% of domestic industrial scaffolding revenues and represented approximately 14% of the Company's total revenues for 1997. The petrochemical and chemical industries also use scaffolding services primarily for maintenance and turnarounds, as well as capital projects. Engineering and construction firms often provide on-going general maintenance at facilities which they originally constructed. As part of such maintenance services, engineering and construction firms either erect their own scaffolding or, to a lesser extent, subcontract such services out to scaffolding specialists such as the Company. The turnaround schedules of petrochemical and chemical plants generally are similar to refineries, but depending on the type of chemical being produced at a plant, turnarounds may be more frequent. Turnarounds at petrochemical and chemical plants typically generate revenues between $1.0 and $2.0 million. The petrochemical industry is currently undergoing expansion and current supply is insufficient to meet high demand. Based on requests for proposal from a number of petrochemical and chemical companies, the Company expects a number of new facilities to begin construction to address this demand.

     Utilities. The utility industry accounted for approximately 17% of industrial scaffolding revenues and represented approximately 14% of the Company's revenues for 1997. Since plant maintenance has historically been incorporated into a utility's rate base, utilities have maintained regular turnaround schedules. A turnaround at a utility typically generates $75,000 to $175,000 in scaffolding revenues; however, turnarounds may generate substantially more revenues depending on the extent of a project. Scaffolding services for on-going maintenance are often completed in-house.

     Pulp and Paper. The pulp and paper industry accounted for approximately 11% of industrial scaffolding revenues and represented approximately 4% of the Company's revenues for 1997. Scaffolding services for on-going maintenance are generally provided in-house. A turnaround at a major facility can generate scaffolding revenues in excess of $1.0 million while a small facility will typically generate revenues of $50,000 to $100,000. Strong demand for pulp has generally forced mills to stretch turnaround schedules from 12 months to 18 months.

 Industrial Scaffolding Job Types

     Industrial uses for scaffolding services include on-going maintenance, turnarounds and capital projects.

     On-going Maintenance. On-going maintenance work is typically performed under long-term contracts which range between one and five years. On-going maintenance represented approximately 50% of the total industrial scaffolding market in 1996. On-going maintenance contracts often cover planned outages, whereby typically one or a few devices in the plant are taken down for a short period of time. Performance and customer relationships at all levels are critical to maintaining these contracts. Having a maintenance contract in place is an important competitive advantage when seeking future turnaround or emergency scaffolding jobs.

     Turnarounds. Turnarounds are major equipment overhauls which involve shutting down all or a significant portion of a plant. Turnarounds represented approximately 35% of the total industrial scaffolding market in 1996. Turnarounds occur on a regular basis, typically every one to two years for minor turnarounds and every four years for major turnarounds. However, turnarounds are often delayed during periods of high operating profit for end users, but they eventually must be completed. Though contracts for planned turnarounds are typically bid out, the scaffold specialist with the maintenance contract is frequently awarded the turnaround contract. Contracts for emergency outages due to an explosion or natural disaster are generally handled by the contractor who can mobilize a large amount of equipment and labor most effectively.

     Capital Projects. Capital projects represented approximately 15% of the industrial scaffolding market in 1996; however, this type of revenue is cyclical. For instance, a single project has generated $24.1 million in revenues and certain clean fuel acts resulted in $8.6 million of revenues. The amount of revenues from capital projects fluctuates from year to year, depending on the fundamentals of the end users, but can contribute significantly to the Company's revenues.

     A majority of the capital projects in the 1990s have been related to reactivation of mothballed refineries and compliance with the clean air acts in California. Plant expansions require two to three years to construct and generally produce several million dollars of scaffolding revenues. The Company believes that at least ten companies, including several of its customers, are currently planning major plant expansions.


THE COMMERCIAL SCAFFOLDING MARKET

     The $725 million commercial scaffolding market is characterized by few national and many regional competitors. Commercial scaffolding is used primarily in nonresidential construction and renovation. Commercial applications are generally characterized by regularly shaped structures with few contoured or angled surfaces. Due to the simple shapes required, commercial jobs generally utilize frame and brace scaffolding, a less versatile type of equipment which is not suited to industrial applications. Commercial scaffolding requires a less skilled work force and has historically been less focused on safety issues. These factors combine to make the commercial market highly fragmented with low barriers to entry. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, safety has become a key consideration for commercial customers.


EQUIPMENT

     The Company maintains a substantial inventory of scaffolding at its 33 field offices as well as at customer sites throughout the United States and in Canada. In order to maximize profitability, the Company monitors asset utilization daily and can quickly move scaffolding between sites. The Company's size and national coverage gives it a significant advantage in this respect. The type of scaffolding used by the Company for a project depends on a number of factors, including the preference of local tradespeople based on their familiarity with a particular type of scaffolding and the availability in the customer's inventory of a particular kind of scaffolding which the client has requested that the Company utilize. The Company utilizes three types of scaffolding: systems, tube and clamp and frame and brace. The Company also offers Sky Climber motorized scaffolding.

     Systems scaffolding. Systems scaffolding consists of interlocking horizontal, vertical and platform pieces which can be assembled and dismantled quickly and with less labor than the other types of scaffolding. Systems scaffolding is very versatile because its pieces can be connected in a variety of ways to conform to the contours of the area in which the scaffolding is required. For this reason, systems scaffolding is particularly well-suited for refineries which contain pipes and vessels around which the scaffolding must be erected.

     Tube and clamp scaffolding. Tube and clamp scaffolding offers similar versatility to systems scaffolding and thus can be used in similar applications. However, tube and clamp scaffolding must be bolted together with clamps and is therefore more difficult and time consuming to assemble. Tube and clamp scaffolding was the predecessor to and is generally being superceded by systems scaffolding.

     Frame and brace scaffolding. Frame and brace scaffolding generally uses pre-constructed pieces consisting of vertical supports and platforms and is predominantly used for commercial projects.

Frame and brace scaffolding may be assembled and dismantled quickly but does not offer the versatility of systems or tube and clamp scaffolding.

     Motorized scaffolding. Motorized scaffolding consists of motors, platforms and rigging equipment and the rigging is performed by either the Company or the customer. The Company sells, rents and provides maintenance services for motorized scaffolding under the "Sky Climber" brand name. The majority of Sky Climber customers are commercial users such as painters, window washers, waterproofers, building restorers and construction companies.


COMPETITION

     The Company is the largest North American provider of industrial scaffolding services with an approximately 25% market share and 1997 industrial scaffolding revenues that were larger than the industrial scaffolding revenues for its three largest competitors combined. In 1996, the next five largest scaffolding specialists after the Company, Aluma Systems USA, Inc., Safway Steel Products, Patent Construction Systems, Interstate Scaffolding Inc. and BET, accounted for approximately 27% of the total market, engineering and construction firms account for approximately 23% and numerous small, thinly capitalized, local competitors account for approximately 24%. Engineering and construction firms often subcontract scaffolding services to scaffolding specialists including the Company.


SAFETY

     Safety is an important consideration in the selection and continued employment of a scaffolding services provider. The Company maintains workforce expertise through extensive internal and external training and safety programs. The Company believes that its highly skilled workforce translates into lower accident rates that benefit both the Company and its customers through lower insurance and accident-related expenses. The Company's safety record is among the best of any scaffolding company in the United States. The Company's rate of total OSHA recordable injuries per 200,000 man hours was 2.3 for the year ended December 31, 1997 and 1.9 for the nine months ended September 30, 1998 as compared to an industry average (according to National Safety Council 1997 accident statistics) for the year ended December 31, 1997 of 12.5. Compensation plans for the Company's project managers have been designed to include incentives to reduce the numbers of accidents, lost work days and lost time rates.


SALES AND MARKETING

     The Company's selling organization consists of 38 sales team members. These individuals are located throughout the Company's network of service locations. Each sales team member reports to the respective Division Manager, who is responsible for managing day-to-day sales activities.

     The Company's sales force is charged with identifying and pursuing target accounts, estimating and bidding on work, closing the sale and coordinating the initial work relationship with the Company's broader operating team. During 1997, the Company established a National Sales Manager position, which is charged with the development and implementation of an overall sales reporting program.

     As identified through its strategic planning process, the Company has developed a comprehensive database of all potential scaffolding opportunities and a sales plan for each of its Divisions. Using this customer database as a foundation, the most promising target accounts are then assigned to individual sales team members. The sales plans consist of two interactive elements. The broader element is an assessment of the market segments that exist within a given territory and the identification of those segments that offer the best opportunity for growth in the territory. The more focused element is the identification of the individual customer accounts that make up the local population of each of the target market segments. Annual incremental revenue goals are established for each sales team member, and actual sales results will be tracked using the several databases that are being installed.


CUSTOMERS

     Brand's primary customers include large oil refineries and petrochemical plants. The Company's top ten customers accounted for over one third of 1997 revenues. The Company's ten largest customers, when measured by 1997 revenue to the Company, were Exxon Corporation ("Exxon"), Arco, Mobil Corporation, Texaco Inc., Phillips, Citgo Petroleum Corporation, Lyondell Petrochemical Company, Dupont, Houston Lighting & Power Company and Shell Oil. Exxon, the Company's largest customer, accounted for approximately 17% of the Company's 1997 revenues. The Company has contractual relationships with all of its primary customers. Each of these contracts contains terms and conditions specific to each customer and are cancellable by either party by 30 day written notification. Because the contracts are entered into on a project-by-project basis and typically have a defined scope of work, they do not have minimum purchase requirements. The percentage of total Company revenues accounted for by each customer varies greatly from year to year.


MANAGEMENT INFORMATION SYSTEMS

     In 1997, the Company began an analysis of its management information systems capabilities. It has committed to developing a data communications backbone and data server that will be used as the foundation for an integrated operating system. During the first quarter of 1998, two new programs began to operate: a rental billing module, which gives the Company a centralized ability to analyze price structures, and a revenue and inventory planning module, which allows the Company to track the company-wide utilization of inventory and to plan better for future inventory needs. The Company upgraded its financial software in the second half of 1998 to increase both data base informational capabilities and to prepare the Company to be year 2000 compliant by June, 1999.


PROPERTY

     The Company operates facilities in 34 locations. The Company owns two locations in Canada, two in Texas, one in Alabama and one in Louisiana. The Company leases its remaining 27 facilities as well as one site used for its corporate headquarters. The Company's facilities typically include a small office, warehouse and yard and range in size from 2,000 to 40,000 square feet under roof with yards from half an acre to more than four acres. The Company's headquarters are located in a 9,500 square foot facility in Chesterfield, Missouri. The Company's facilities are concentrated near its customers to minimize transportation costs, to shorten lead times and to strengthen oversight and project management abilities.


EMPLOYEES

     As of September 30, 1998, the Company had approximately 2,700 employees of which approximately 800 were union employees. The Company maintains both union and non-union workforces to meet the demands of its customers. The Company primarily contracts with the local offices of the Carpenters Union and the Laborers Union. The Company believes it has good relationships with both unions and with its employees generally.


INSURANCE

     The Company maintains standard insurance for commercial general liability, workers compensation and automobile liability, as well as, specialty insurance coverage for directors' and officers' liability, wrongful employment practices, commercial crime, architects' and engineers' liability and an umbrella liability through several insurers.


LITIGATION

     The Company is not party to litigation which, in the opinion of the Company's management, could have a material adverse effect on the Company's financial position, results of operations or liquidity.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to directors and executive officers of the Company. Each director and officer holds office until a successor is elected and qualified or until his earlier death, resignation or removal.

NAME                    AGE     POSITION AND OFFICES
---------------------   -----   ---------------------------------------------------------------
David L. Jaffe          40      Chairman of the Board
John M. Monter          51      Chief Executive Officer, President and Director
Ian R. Alexander        52      Chief Financial Officer, Vice President, Finance and Secretary
David R. Cichy          48      Vice President, Operations -- Northern Region
Raymond L. Edwards      45      Vice President, Administration
Guy S. Huelat           37      Vice President, Resource Management
Otto K. Knoll           45      Vice President, Operations -- Western Region
James "Marty" McGee     42      Vice President, Operations -- Southeast Region
Scott M. Robinson       51      Vice President, Operations -- Central Region
Robert Bonczek          54      Director
James S. Carlisle       56      Director
Vincent P. Langone      56      Director
D.P. "Pat" Payne        56      Director
Karl R. Wyss            58      Director

     DAVID L. JAFFE, CHAIRMAN OF THE BOARD: Mr. Jaffe has been a Managing Director of DLJ Merchant Banking, Inc. ("DLJMB, Inc.") since 1995 and has been Chairman of the Board of the Company since the Acquisition. Prior to serving in his current position with DLJMB, Inc., Mr. Jaffe was a Senior Vice President at DLJMB, Inc. He serves on the boards of EZ Buy & EZ Sell Recycler Corporation, OSF Holdings, Inc., Terra Nova Group, OHA Financial, Inc., Pharmaceutical Fine Chemicals S.A. and Duane Reade Inc. Mr. Jaffe also serves as a director of the Creative Arts Workshop for Kids, Inc. of New York.

     JOHN M. MONTER, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR: Mr. Monter has served as a director, Chief Executive Officer and President since the Acquisition. Prior to joining the Company at the time of the Acquisition, Mr. Monter held a variety of corporate and operating assignments at Cooper Industries, Inc. ("Cooper") where he began his career in 1977. Mr. Monter was President of the Bussmann Division of Cooper, which manufactures electrical overcurrent fuses, from 1992 to 1996.

     IAN R. ALEXANDER, CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE AND
SECRETARY: Prior to joining the Company as Chief Financial Officer, Vice President, Finance and Secretary in April 1998, Mr. Alexander had a variety of assignments with BP Oil Company from 1973 until 1993 in Europe, Africa and the U.S.A. He then became Chief Financial Officer and Executive Vice President of Purina Mills, Inc. until it was sold to Koch Industries in March, 1998.

     DAVID R. CICHY, VICE PRESIDENT, OPERATIONS -- NORTHERN REGION: Mr. Cichy was appointed Vice President, Operations -- Northern Region in 1996. Beginning in 1978, Mr. Cichy served in various construction management functions with Rust Industrial including Vice President, Resource Management from 1993 to 1996.

     RAYMOND L. EDWARDS, VICE PRESIDENT, ADMINISTRATION: Mr. Edwards joined the Company in his current role in November 1996. Prior to joining the Company, he held a variety of management positions, most recently, with Cooper from 1984 to 1996, including Vice President, Human Resources from 1990 to 1996.

     GUY S. HUELAT, VICE PRESIDENT, RESOURCE MANAGEMENT: Mr. Huelat joined the Company in January 1997 in his current position. Prior to joining the Company, Mr. Huelat was a Plant Manager from 1989 to 1994 and a Materials Manager from 1994 to 1996 at Cooper. From 1996 to 1997, he was Director of Logistics for Planning and Customer Service for Kimble Glass, Inc.

     OTTO K. KNOLL, VICE PRESIDENT, OPERATIONS -- WESTERN REGION: Mr. Knoll has held his current position since the Acquisition. From 1994 until the Acquisition, Mr. Knoll served as Western Region Vice President of Rust Industrial. From 1991 to 1994, Mr. Knoll was a Vice President,
Operations--Western Region for Serv-Tech, Inc.

     JAMES "MARTY" MCGEE, VICE PRESIDENT, OPERATIONS -- SOUTHEAST REGION: Mr. McGee has held his current position since the Acquisition. From 1993 until the Acquisition, Mr. McGee held various Region Management positions with Rust Industrial and WMI. Mr. McGee has been with the Company in various management positions since 1981 including President, Southern Regional Scaffolding in 1993, Southern Region Manager in 1994 and Vice President, Southern Operations from 1995 to 1996.

     SCOTT M. ROBINSON, VICE PRESIDENT, OPERATIONS -- CENTRAL REGION: Mr. Robinson joined the Company as Vice President, Marketing in March 1997 and assumed his present position in November 1997. Prior to joining the Company, Mr. Robinson held various positions at Cooper, including Vice President, Sales from 1993 to 1997 and Vice President, Marketing from 1987 to 1993.

     ROBERT BONCZEK, DIRECTOR: Mr. Bonczek has been President and a director of Aspentree Capital, a private money management firm since 1991, and has been a director of the Company since the Acquisition. He is a legal consultant to Wilmer, Cutler and Pickering. Mr. Bonczek is a director of DCV, Inc.

     JAMES S. CARLISLE, DIRECTOR: Mr. Carlisle has been Chief Executive of Carlisle Enterprises, LLC, a firm engaged in the acquisition and management of leveraged buyout companies since 1989, and has been a director of the Company since the Acquisition.

     VINCENT P. LANGONE, DIRECTOR: Mr. Langone has been a director of the Company since the Acquisition. Mr. Langone has been Chairman, President and Chief Executive Officer of Formica Corporation since May 1998. From 1995 to 1997, Mr. Langone served as President and Chief Operating Officer of Interbuild International, Inc., which participates in and manages leveraged buyouts and provides operational management and general consulting services. Mr. Langone is a director of United Retail Group and Summit Bank. From 1989 to 1995, Mr. Langone served as Chairman, President and Chief Executive Officer of Formica Corporation.

     D.P. "PAT" PAYNE, DIRECTOR: Mr. Payne has been Senior Vice President for WMI since 1995, and has been a director of the Company since February 1998. Prior to serving in his current position with WMI, Mr. Payne served as President and Chief Executive Officer of Chemical Waste Management, Inc. from 1991 to 1995.

     KARL R. WYSS, DIRECTOR: Mr. Wyss is a Managing Director of DLJMB, Inc. and has been a director of the Company since the Acquisition. Prior to joining DLJMB, Inc. in 1993, he was Chairman and Chief Executive Officer of Lear Siegler Inc., where he served as President and Chief Operating Officer from 1989 to 1993. He serves on the boards of CommVault Systems, Inc., EZ Buy & EZ Sell Recycler Corp., Localiza Rent A Car S.A., OSF, Inc., Mallory Limitada, Pharmaceutical Fine Chemicals, S.A. and Von Hoffman Press, Inc.


COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for serving as directors; however, in March 1997, pursuant to Holdings' Stock Option Plan for Outside Directors, directors who were not employees of Holdings, the Company or any of their institutional shareholders, were each awarded options (the "Director Options") to purchase 40,000 shares of the common stock of Holdings, which options will vest in March 1999.


COMPENSATION COMMITTEE AND INSIDER INTERLOCKS

     Compensation of the Company's management is determined by a committee comprised of Messrs. Jaffe, Monter and Wyss. Mr. Monter is the Chief Executive Officer and President of the Company. In March 1997, Mr. Monter purchased 386,406 newly-issued shares of the common stock of Holdings and

17,500 newly-issued shares of preferred stock for an aggregate purchase price of $823,905. In connection with such purchase, Holdings extended Mr. Monter a recourse loan of $167,000, which matures in March 2002 (subject to prepayment in the event any shares are disposed of prior to such time) and bears interest at a rate of 7.03% per annum. The loan is secured by a pledge of the shares purchased.

     Messrs. Jaffe and Wyss are Managing Directors of DLJMB, Inc., the general partner of DLJMB. Pursuant to a shareholders agreement dated as of September 30, 1996 between DLJMB, Carlisle, Rust, the Company, Holdings and certain other individuals, Holdings' board consists of seven members, five of whom are nominated by DLJMB. In addition, the shareholders agreement provides for certain rights of first refusal in favor of DLJMB, certain rights and obligations on the part of shareholders to participate in transfers of shares by DLJMB and preemptive rights for DLJMB under certain circumstances. The shareholders agreement further provides that DLJMB has the right, subject to certain conditions, to request that Holdings register securities that they own under the Securities Act of 1933, as amended (the "Securities Act"), and to participate in other registrations of Holdings' and the Company's securities, in each case at Holdings' expense.

     In addition, the shareholders agreement provides for certain advisory relationships and the payment of management advisory fees. For five years after the date of the agreement, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), an affiliate of DLJMB, Inc., is engaged as the exclusive financial and investment banking advisor for Holdings, on customary terms. Pursuant to the shareholders agreement, DLJMB, Inc. receives an annual advisory fee of $250,000 from Holdings. DLJSC received customary fees in connection with the underwriting, purchase and placement of the 10 1/4% Senior Notes.

     DLJ Capital, the Syndication Agent and a lender under the Bank Facility is an affiliate of DLJMB. For a description of the Bank Facility, see "Description of Bank Facility." The proceeds from the sale of the 10 1/4% Senior Notes were used to repay indebtedness under the Bank Facility, $1.6 million of which was owed to DLJ Capital on the date of the 10 1/4% Senior Note offering. In connection with an amendment to the existing Bank Facility, the Company will pay customary fees to DLJ Capital, as the Syndication Agent and as a lender under the Bank Facility.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Chief Executive Officer and the six other most highly paid executive officers for services rendered in 1997.

                          SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                            ------------------------------
                                            ANNUAL COMPENSATION                AWARDS
                                   --------------------------------------   ------------
                                                                             SECURITIES
                                                                             UNDERLYING          ALL
                                                                OTHER          OPTIONS          OTHER
                                     SALARY      BONUS      COMPENSATION        /SARS        COMPENSATION
NAME AND PRINCIPAL POSITION           ($)         ($)            ($)             (#)             ($)
--------------------------------   ---------   ---------   --------------   ------------   ---------------
John M. Monter                     350,000           --         8,400         437,500              828(1)
Chief Executive Officer

Herman Thibodeaux (2)              123,386       73,950                        40,000           94,613(3)

James "Marty" McGee                124,845      121,200            --          40,000              401(1)
Vice President,
Operations-Southeast Region

Ronald W. Moore (4)                121,145      109,077            --          40,000              823(1)

Otto K. Knoll                      139,870       73,942         1,938          40,000            1,600(1)
Vice President,
Operations-Western Region

Gerald B. Curran (5)               150,000       49,131            --          40,000            1,442(1)

Raymond L. Edwards                 135,000       30,000            --          40,000              156(1)
Vice President, Administration

----------
(1)   Represents the Company's matching 401(k) contributions.

(2) Mr. Thibodeaux retired from his position as Vice President, Marketing and Sales on October 1, 1997.

(3) Payment pursuant to an employment agreement with WMI upon transition due to disability status.

(4) Mr. Moore was reassigned from his position as Vice President, Operations -- Central Region on December 1, 1997 to Division Manager of the Company's Houston Division.

(5) Mr. Curran resigned from his position as Chief Financial Officer, Vice President, Finance and Secretary on May 1, 1998. Mr. Curran's severance agreement includes additional 1998 bonus payments of $32,946, one year at continued base salary of $150,000 and one year's continued coverage under the Company's medical and dental plan.


 Stock Option Grants in Last Fiscal Year.

     The following table sets forth certain information concerning grants of stock options made to the persons named in the Summary Compensation Table during the year ended December 31, 1997. Such grants are exercisable for shares of the common stock of Holdings. No stock appreciation rights were granted.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                                    RATES OF
                                                                                                  STOCK PRICE
                                                                                                APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                               OPTION TERM (2)
                        ----------------------------------------------------------------------   ------------------
                                                   % OF TOTAL
                                                     OPTIONS
                         NUMBER OF SECURITIES      GRANTED TO    EXERCISE OR
                          UNDERLYING OPTIONS      EMPLOYEES IN   BASE PRICE
NAME                        GRANTED (#) (1)        FISCAL YEAR     ($/SH)     EXPIRATION DATE    5% ($)   10% ($)
---------------------   ----------------------   -------------- ------------ ----------------- --------- --------
John M. Monter                 437,500                 45.7          1.00         12/31/06      275,141  697,262
Herman Thibodeaux               40,000                  4.2          1.00         12/31/06       25,156   63,750
James "Marty" McGee             40,000                  4.2          1.00         12/31/06       25,156   63,750
Ronald W. Moore                 40,000                  4.2          1.00         12/31/06       25,156   63,750
Otto K. Knoll                   40,000                  4.2          1.00         12/31/06       25,156   63,750
Gerald B. Curran                40,000                  4.2          1.00         12/31/06       25,156   63,750
Raymond L. Edwards              40,000                  4.2          1.00         12/31/06       25,156   63,750

----------
(1) Options vest in five equal annual installments beginning January 1, 1998 provided certain performance criteria are met. Unvested options are subject to forfeiture, and any shares acquired upon exercise are subject to repurchase rights of the Company, upon termination of employment. Upon a change of control all unvested options will vest.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation for the underlying stock of 5% and 10% compounded annually from the date that the respective options were granted through their expiration date. This table does not take into account any appreciation in the price of the underlying stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the underlying stock and the date at which the options are exercised.

     The following table summarizes option exercises during the last fiscal year and the amount and value of options for persons named in the Summary Compensation Table.

                                                                NUMBER OF
                                                                SECURITIES        VALUE OF
                                                                UNDERLYING       UNEXERCISED
                                                               UNEXERCISED      IN-THE-MONEY
                                                                OPTIONS AT       OPTIONS AT
                                                               DECEMBER 31,     DECEMBER 31,
                                                                 1997 (#)         1997 ($)
                         SHARES ACQUIRED         VALUE         EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE     UNEXERCISABLE
---------------------   -----------------   --------------   ---------------   --------------
John M. Monter          --                  --               0/437,500         0/0
Herman Thibodeaux       --                  --               0/ 40,000         0/0
James "Marty" McGee     --                  --               0/ 40,000         0/0
Ronald W. Moore         --                  --               0/ 40,000         0/0
Otto K. Knoll           --                  --               0/ 40,000         0/0
Gerald B. Curran        --                  --               0/ 40,000         0/0
Raymond L. Edwards      --                  --               0/ 40,000         0/0


EMPLOYMENT AGREEMENT

     Mr. Monter entered into an employment agreement with the Company on October 1, 1996 pursuant to which he serves as President and Chief Executive Officer. The employment agreement terminates on March 31, 1999 and provides for an annual salary of not less than $350,000. Mr. Monter is also eligible for a bonus of up to 100% of his base salary and an additional bonus of up to $50,000. The Company undertakes to pay up to $1,500 of premiums annually under Mr. Monter's life insurance policy. In the event the Company terminates Mr. Monter's employment without cause or he becomes disabled, he is entitled to his
(i) base salary until the later to occur of the one year anniversary or March 31, 1999 (the "Severance Period"), (ii) continued coverage under the Company's welfare benefits for up to the end of the Severance Period, and (iii) in the case of termination without cause, a bonus equal to $12,500 multiplied by the number of months remaining in the Severance Period. Any unvested stock options held by Mr. Monter shall vest upon a change in control of the Company. As a part of the employment agreement, Mr. Monter has entered into covenants prohibiting him from competing with the Company, working for any of the Company's competitors or using proprietary information for a twelve month period following his departure from the Company.

                             PRINCIPAL STOCKHOLDERS

     All of the issued and outstanding common stock of the Company is held by Holdings (and pledged to secure the Bank Facility). The following table sets forth certain information with respect to the beneficial ownership of the common stock of Holdings as of September 30, 1998 by (i) each person or group known to the Company who beneficially owns more than five percent of the common stock of Holdings and (ii) all directors and executive officers of the Company as a group:

                                                                               NUMBER OF        PERCENTAGE
                                                                               SHARES OF            OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                         COMMON STOCK         CLASS
-----------------------------------------------------------------------   ------------------   -----------
DLJ Merchant Banking Partners, L.P. and related investors (1) .........        8,762,500           65.5%

Rust Industrial Services, Inc.(2)
 3003 Butterfield Road
 Oakbrook, IL 60521 ...................................................        2,487,500           18.6%

Carlisle-Brand Investors, L.P.(3)
 7777 Fay Avenue
 La Jolla, California 92037 ...........................................        1,250,000(4)         9.3%

David L. Jaffe(5)
 DLJ Merchant Banking Partners, Inc.
 277 Park Avenue
 New York, New York 10172 .............................................               --             --

Karl R. Wyss(5)
 DLJ Merchant Banking Partners, Inc.
 277 Park Avenue
 New York, New York 10172 .............................................               --             --

James S. Carlisle(6)
 Carlisle Enterprises
 7777 Fay Avenue
 La Jolla, California 92037 ...........................................               --             --

All directors and officers as a group(5)(6) ...........................          788,876(7)         5.9%

----------
(1) Consists of shares held by DLJMB, DLJ Offshore Partners, C.V. ("Offshore"), DLJ Merchant Banking Funding, Inc. ("Funding") and DLJ International Partners, C.V. ("International"), each of which is affiliated with DLJSC. See "Certain Relationships and Related Transactions." The address of each of DLJMB and Funding is 277 Park Avenue, New York, New York 10172. The address of each of Offshore and International is John B. Gorsivaweg 6, Willemstad, Curacao, Netherland Antilles. As a general partner of DLJMB, Offshore and International, DLJMB, Inc. may be deemed to beneficially own indirectly all of the shares held by DLJMB, Offshore and International, and as the parent of each of DLJ Merchant Banking, Inc. and Funding, Donaldson, Lufkin & Jenrette, Inc. may be deemed to beneficially own indirectly all of the shares held by DLJMB, Offshore, International and Funding. Donaldson, Lufkin & Jenrette, Inc. is a majority owned subsidiary of The Equitable Companies Incorporated. The address of DLJ Merchant Banking, Inc. and Donaldson, Lufkin & Jenrette, Inc. is 277 Park Avenue, New York, New York 10172.

(2) Rust Industrial is a wholly owned subsidiary of Rust International, Inc. ("RII") which is majority owned by WMI. As a result, WMI and RII may be deemed to beneficially own all of the shares held by Rust Industrial. The address for each of WMI and RII is 3003 Butterfield Road, Oakbrook, Illinois 60521.

(3) As the general partner of Carlisle, Carlisle Group, L.P. ("Carlisle Group") may be deemed to beneficially own indirectly all of the shares held by Carlisle. As the general partner of Carlisle Group, Carlisle Enterprises, LLC may be deemed to beneficially own indirectly all of the shares held by Carlisle. The address of Carlisle Group and Carlisle Enterprises, LLC is 7777 Fay Avenue, La Jolla, California 92037.

(4) Does not include (i) 47,500 shares issuable upon the exercise of currently exercisable options held by Carlisle Group and (ii) up to 871,250 shares issuable upon exercise of options held by Carlisle Group, which options are not currently exercisable and will not be exercisable within 60 days of the date of this prospectus.

(5) Messrs. Jaffe and Wyss are officers of DLJ Merchant Banking, Inc., an affiliate of DLJMB and DLJSC. Share data shown for such individuals excludes shares shown as held by DLJMB and related investors, as to which such individuals disclaim beneficial ownership.

(6) Mr. Carlisle is a managing partner of Carlisle Enterprises, LLC, the sole general partner of the sole general partner of Carlisle. Share data shown for Mr. Carlisle excludes shares shown as held by Carlisle, as to which Mr. Carlisle disclaims beneficial ownership.

(7) Does not include shares which may be purchased upon exercise of Director Options or options awarded pursuant to the Company's employee benefit plans, none of which are vested or will be exercisable within 60 days of the date of the prospectus.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the shareholders agreement dated as of September 30, 1996 between DLJMB, Carlisle, Rust, the Company, Holdings and certain other individuals, Holdings' board consists of seven members: five nominated by DLJMB, one nominated by Carlisle and one nominated by Rust Industrial. The shareholders agreement also provides for certain restrictions on transfers of Holdings' common stock. In addition, the shareholders agreement provides for certain rights of first refusal in favor of DLJMB, certain rights and obligations on the part of shareholders to participate in transfers of shares by DLJMB and preemptive rights for DLJMB, Carlisle and Rust Industrial under certain circumstances. The shareholders agreement further provides that DLJMB, Carlisle and Rust Industrial each have the right, subject to certain conditions, to request that Holdings register securities that they own under the Securities Act and to participate in other registrations of Holdings' and the Company's securities, in each case at Holdings' expense.

     The shareholders agreement provides for certain advisory relationships and the payment of management advisory fees. For five years after the date of the agreement, DLJSC is engaged as the exclusive financial and investment banking advisor for Holdings, on customary terms. Pursuant to the shareholders agreement, DLJMB, Inc., the sole general partner of DLJMB, and Carlisle Group, the sole general partner of Carlisle, each receive an annual advisory fee of $250,000 from Holdings. DLJSC received customary fees in connection with the underwriting, purchase and placement of the 10 1/4% Senior Notes.

     Holdings has entered into a stock option agreement with Carlisle Group. The stock option agreement gives Carlisle Group the right to acquire up to 918,750 shares of the common stock of Holdings for $1 per share. The exact number of shares that may be acquired pursuant to the stock option agreement depends upon Holdings' financial performance, equity financings by Holdings and other factors. Carlisle Group's rights under the stock option agreement vest progressively throughout the term of the agreement. The stock option agreement will terminate on or, under certain circumstances, before September 30, 2006.

     DLJ Capital, the Syndication Agent and a lender under the Bank Facility, is an affiliate of DLJMB and DLJSC. For a description of the Bank Facility, see "Description of Bank Facility." The proceeds from the sale of the 10 1/4% Senior Notes were used to repay indebtedness under the Bank Facility, $1.6 million of which was owed to DLJ Capital. In connection with an amendment to the existing Bank Facility, the Company paid customary fees to DLJ Capital, as the Syndication Agent and as a lender under the Bank Facility.

     In connection with the Acquisition, WMI and the Company entered into a transition services agreement. Pursuant to such agreement, WMI pays the Company a fee for transition services of $725,000 quarterly. The first such payment was made on December 31, 1996 and such payments will continue through September 30, 1999. In addition, the Company provides computer support to WMI Industrial Cleaning Services, Inc., a subsidiary of WMI and receives a payment of $62,500 per month for such service.

     In March 1997, certain officers and employees of the Company purchased a total of 878,364 newly-issued shares of Holdings' common stock for $1 per share and 42,832 shares of preferred stock for $25 per share. In connection with such purchases, Holdings extended recourse loans to executive officers in the aggregate amount of $341,000. Each of the loans matures in March 2002 (subject to prepayment in the event any shares are disposed of prior to such time), with interest payable at the rate of 7.03% per annum. The loans are secured by a pledge of the shares purchased.

     WMI provides trash hauling services to the Company for which the Company paid WMI approximately $90,000 in 1997.

                          DESCRIPTION OF BANK FACILITY

     Although all of the material elements of the Credit Agreement are stated herein, the following summary does not purport to be complete and is qualified in its entirety by the Credit Agreement, copies of which may be obtained upon request from the Company.

     The Company entered into a credit agreement (the "Credit Agreement") relating to the Bank Facility, with DLJ Capital, as Syndication Agent, and BofA, as Administrative Agent, on September 30, 1996, which Credit Agreement was amended on November 26, 1997 and February 20, 1998. As so amended, the Bank Facility includes $60.0 million of senior secured credit facilities. A six-year $30.0 million senior secured revolving loan facility is available to the Company for working capital and other general corporate purposes. Borrowings under the revolving loan facility are governed by a borrowing base equal to 85% of eligible accounts receivable. A $15.0 million sub-facility of the revolving loan facility is available for the issuance of letters of credit. The issuance of letters of credit constitutes usage under the revolving loan facility and reduces availability of the revolving loan facility dollar for dollar. Interest on loans under the revolving loan facility is determined by a leverage-based pricing grid. A commitment fee is payable on the unused portion of the revolving loan facility at a rate also determined by a leverage-based pricing grid.

     In addition, the Bank Facility, as amended, includes a term loan facility. The term loan facility was fully drawn at the closing of the Bank Facility (the "Bank Closing") in the amount of $160.0 million to partially fund the Acquisition. $130.0 million of such term loan facility was repaid with the proceeds of the 10 1/4% Senior Note offering, leaving $30.0 million of loans outstanding under the term loan facility. Interest on loans under the term loan facility is determined by a leverage-based pricing grid. The portion of the term loan facility that remained outstanding after such repayment had an average life of 3.05 years at the date of the Bank Closing. The term loan facility amortizes quarterly in amounts aggregating $1.5 million in 1998, $5.0 million in 1999, $6.0 million in 2000, $8.5 million in 2001 and $9.0 million in 2002, with a final maturity of September 30, 2002.

     Loans outstanding under the Bank Facility are required to be prepaid from 100% of the net proceeds from debt issuances, 100% of the net proceeds from certain asset sales that are not reinvested in the Company's business within a specified period, 50% of the net proceeds from certain issuances of equity securities and 75% of the Company's consolidated annual excess cash flow.

     The Bank Facility is secured by (i) a first priority perfected lien on all material tangible and intangible assets of the Company and its U.S. subsidiaries, (ii) a first priority pledge of all notes evidencing intercompany indebtedness owed to the Company or its U.S. subsidiaries and (iii) a first priority pledge of 100% of the capital stock of the Company and all of its U.S. subsidiaries and 65% of the capital stock of all of its non-U.S. subsidiaries. The Bank Facility is also supported by guarantees from Holdings and all U.S. subsidiaries of the Company.

     The Credit Agreement contains the following financial covenants, which are computed quarterly on a rolling four-quarter basis: (i) maximum leverage (ranging from 6.10:1 as of September 30, 1998, decreasing thereafter to 4.50:1 on December 31, 2001 and thereafter); (ii) minimum interest coverage (ranging from 1.70:1 as of September 30, 1998, increasing thereafter up to 2.10:1 at December 31, 2001 and thereafter); (iii) minimum fixed charge coverage (ranging from 0.90:1 as of September 30, 1998, increasing thereafter up to 1.10:1 at December 31, 2001 and thereafter); (iv) minimum net worth (equal to $20 million plus an amount equal to 50% of cumulative positive net income from January 1, 1998 to the end of the fiscal quarter most recently ended on or prior to such date of determination); and (v) maximum capital expenditures (not in excess of $10.0 million in any fiscal year, with the ability to carry forward up to $5.0 million to the next succeeding fiscal year to the extent the amount of capital expenditures permitted to be made in any fiscal year exceeds the amount actually made in such fiscal year, in addition to an aggregate amount not in excess of $5.0 million in any fiscal year used to acquire industrial scaffolding, with the ability to carry forward up to $2.5 million to the next succeeding fiscal year to the extent the amount of capital expenditures permitted to be made in any fiscal year to acquire industrial scaffolding exceeds the amount actually made in such fiscal year). In addition, the Credit Agreement restricts the Company's ability, among other things, to (i) incur debt, sale-leasebacks and contingent liabilities; (ii) pay dividends, make distributions or repurchase stock; (iii) incur liens; (iv) sell assets other than in the ordinary course of business; (v) make investments or acquisitions;
(vi) consummate mergers, consolidations or combinations; or (vii) engage in transactions with affiliates. As of December 31, 1997 the Company was not in compliance with certain covenants under the Credit Agreement. The Company sought and obtained waivers of such non-compliance from the lenders under the Bank Facility. In addition, on November 20, 1998, the Company sought and obtained the consent of the lenders under the Bank Facility to treat certain capital expenditures incurred in connection with two particular acquisitions as investments rather than as capital expenditures.

     The Company obtained an amendment to the Bank Facility which became effective upon the closing of the 10 1/4% Senior Note offering, substantially all of the net proceeds of which 10 1/4% Senior Note offering were used to repay loans outstanding under the Bank Facility. Under such amendment, the terms and required levels under the financial covenants were reset at levels that are more consistent with the Company's capital structure following the 10 1/4% Senior Note offering and its current and expected financial performance and certain other amendments to the Bank Facility were effected.

                                SELLING HOLDERS

     The preferred stock was originally issued and sold on September 30, 1996 in transactions not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act. On October 15, 1998, the Company commenced an offer to exchange (the "Exchange Offer") the 1,042,460 shares of preferred stock then outstanding for shares of preferred stock of the Company substantially identical in form and terms except that the shares offered were registered under the Securities Act. Because DLJSC is an affiliate of the Company, DLJSC was unable to participate in the Exchange Offer. Accordingly, the 209,000 shares of preferred stock currently held by DLJSC and described in this prospectus may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Such preferred stock may be offered and sold from time to time by the selling holders pursuant to this prospectus. The registration statement of which this prospectus is a part has been filed with the Securities Exchange Commission (the "Commission").

     The registration statement has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the securities offered hereby the opportunity to sell such securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order for a selling holder other than DLJSC to avail himself of that opportunity and to become a Selling Holder hereunder, such holder must notify the Company in writing of his intention to sell securities and request the Company to file a supplement to this prospectus or an amendment to the registration statement, if required, identifying such holder as a selling holder and disclosing such other information concerning the selling holder and the securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. DLJSC and the holders of securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as "Selling Holders."

     As of the date of this prospectus, no holder of securities other than DLJSC has made such a request and, accordingly, no Selling Holders other than DLJSC are named herein. The Company will from time to time supplement or amend this prospectus to reflect the required information concerning any Selling Holder.


                         REGISTRATION RIGHTS AGREEMENT

     The registration statement of which this prospectus is a part, was filed with the Commission by the Company pursuant to a registration rights agreement dated March 2, 1998 between the Company and DLJSC. Pursuant to the registration rights agreement, the Company is obligated to use its best efforts to keep the registration statement continuously effective, supplemented, amended and current for as long as DLJSC is deemed to be an affiliate of the Company but in any event, until the first to occur of (i) the sale of all of the preferred stock covered by the registration statement and
(ii) March 2, 2000.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 1,250,000 shares of the 14.5% Senior Exchangeable Preferred Stock due 2008, par value $0.01, of which 1,042,460 are issued and outstanding. The following is a summary of the principal terms of the preferred stock, which is governed by the Certificate of Designations, Preferences and Rights relating thereto.


RANKING AND DIVIDENDS

     Each share of preferred stock had an initial liquidation preference of $25.00 per share, plus accrued and unpaid dividends. The preferred stock ranks senior to all classes or series of equity securities of the Company. The holders of the preferred stock are entitled to receive dividends, when, as and if declared by the board of directors of the Company at the rate of 14.5% per annum on the liquidation value. Dividends on the preferred stock accrete to the liquidation value of the preferred stock until the later of (i) September 30, 2001 (the "Fifth Anniversary") and (ii) the first date on which dividends on the preferred stock would be permitted to be paid in cash pursuant to the terms of the Company's then outstanding indebtedness (such later date, the "Cash Pay Date"). The Company is restricted from declaring dividends on other securities and from redeeming or repurchasing certain junior securities unless full cumulative dividends have been paid on the preferred stock.


OPTIONAL REDEMPTION

     In the event that Holdings or any affiliate of the Company sells equity securities and contributes the proceeds to the Company (an "Equity Offering") prior to September 30, 1999, the Company may, at its option, redeem not less than all of the outstanding preferred stock at a price of 114.5% of the liquidation value; provided that the aggregate redemption price of all the outstanding shares of preferred stock does not exceed the net proceeds received by the Company from such Equity Offering. After September 30, 2001, the Company may, at its option, redeem any or all outstanding shares of preferred stock at the applicable redemption price (expressed as a percentage of liquidation value) as set forth below during the twelve month periods beginning September 30 of the years shown below:

                                           REDEMPTION
YEAR                                         PRICE
----------------------------------------- -----------
  2001 ..................................    107.25%
  2002 ..................................    104.83%
  2003 ..................................    102.42%
  2004 and thereafter ...................    100.00%


MANDATORY REDEMPTION

     In the event of a Change of Control (as defined in the Certificate of Designations, Preferences and Rights governing the preferred stock), the Company is required to make an offer to redeem all shares of preferred stock at a redemption price equal to 101% of the liquidation value.

     In addition, the Company is required to redeem all shares of preferred stock on March 31, 2008 at a price equal to the liquidation value at such date. There is no restriction on the repurchase or redemption of shares of preferred stock by the Company while there is an arrearage in the payment of dividends.


VOTING RIGHTS

     The holders of preferred stock voting as a class are entitled to elect two directors if and whenever (i) six consecutive quarterly dividends after the Fifth Anniversary have not been paid in full, (ii) the Company has not redeemed the preferred stock on March 31, 2008, (iii) the Company has not offered to redeem the preferred stock in a timely manner following a change of control event, (iv) dividends have been paid on other securities or junior securities have been redeemed or repurchased while full cumulative dividends have not been paid on the preferred stock or (v) the Company's Certificate of Incorporation has been amended in a manner adverse to the holders of preferred stock without such holder's consent.

                       DESCRIPTION OF EXCHANGE DEBENTURES

     Subject to certain conditions, the Company may, at its option, issue 14.5% Junior Subordinated Exchange Debentures due 2008 in exchange for any or all outstanding shares of preferred stock, at an exchange ratio of $1.00 of liquidation value of preferred stock for $1.00 principal amount of exchange debentures. On and after the date of any exchange, dividends will cease to accrue on the preferred stock and all rights of holders of the preferred stock shall cease.

     The exchange debentures, if issued, will be issued pursuant to an indenture (the "Indenture") to be entered into between the Company and a trustee selected by the Company (together with any successor trustee, the "Trustee") and will be limited in amount to the aggregate liquidation value of the preferred stock outstanding at the time of the exchange. The terms of the exchange debentures include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The exchange debentures are subject to all such terms. Copies of the proposed form of the Indenture can be obtained from the Company, upon request. The following description of certain provisions of the Indenture and the exchange debentures is intended as a summary only and is qualified in its entirety by reference to the Indenture and the exchange debentures, including the definitions in those documents of certain terms. Whenever particular articles, sections or defined terms of the exchange debentures or the Indenture are referred to, it is intended that those articles, sections or defined terms are to be incorporated by reference into this Prospectus.


MATURITY AND INTEREST

     The exchange debentures will mature on March 31, 2008. The exchange debentures will pay interest at an effective annual rate of 14.5%, payable quarterly. Prior to the Cash Pay Date, interest will be payable in additional exchange debentures.


RANKING

     The exchange debentures will be general unsecured obligations of the Company and will be subordinated in right of payment to the prior payment of all indebtedness of the Company that is not expressly made pari passu with or junior to the exchange debentures ("Senior Indebtedness").


OPTIONAL REDEMPTION

     In the event of an Equity Offering prior to September 30, 1999, the Company would be allowed, at its option, to redeem any or all outstanding exchange debentures, at a purchase price equal to 114.5% of the principal amount thereof, plus accrued and unpaid interest thereon. After September 30, 2001, the Company would be allowed, at its option, to redeem any or all outstanding exchange debentures at the applicable redemption price (expressed as a percentage of principal amount) as set forth below during the twelve month periods beginning September 30 of the years shown below, plus in each case accrued and unpaid interest, if any:

                                           REDEMPTION
  YEAR                                        PRICE
  ----                                     ----------
  2001 ..................................    107.25%
  2002 ..................................    104.83%
  2003 ..................................    102.42%
  2004 and thereafter ...................    100.00%


CHANGE OF CONTROL

     In the event of certain asset sales or specific kinds of changes in control, the Company would be required to make an offer to redeem all of the exchange debentures at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon.

CERTAIN COVENANTS

     The Indenture will contain covenants that, among other things, would limit the ability of the Company to make certain payments and to merge, consolidate or sell substantially all of its assets.


MERGER, SALE OR CONSOLIDATION

     Without limitation of the provisions of the Indenture described above regarding a Change of Control, the Company may merge, consolidate or transfer all or substantially all of its properties and assets as an entirety and the Company may permit any person to consolidate with or merge into the Company or transfer all or substantially all of its properties and assets as an entirety to the Company; provided that, among other things, (a) the successor person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes the Company's obligations on the exchange debentures and under the Indenture and
(b) immediately before and immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.


EVENTS OF DEFAULT

     The following shall constitute Events of Default with respect to the exchange debentures: (i) failure to pay the principal of or premium, if any, on any exchange debenture when such amounts become due and payable at maturity, upon acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay interest on the exchange debentures when due, whether or not such payment is prohibited by the subordination provisions of the Indenture, and such failure continues for a 15-day period; (iii) a default in the observance or performance of any other covenant or agreement of the Company in the exchange debentures or the Indenture that continues for the period and after the notice specified below;
(iv) an event of default shall have occurred and be continuing under any other evidence of indebtedness of the Company or any of its subsidiaries, whether such indebtedness now exists or is created hereafter, which event of default results in the acceleration of such indebtedness which, together with any such other indebtedness so accelerated, aggregates more than $15 million and such acceleration is not rescinded or indebtedness is not paid or discharged for the period and after the notice specified below; (v) any final judgment or judgments for payment of money in excess of $15 million in the aggregate shall be rendered against the Company or a subsidiary and shall remain unstayed, unsatisfied or undischarged for the period and after the notice specified below; and (vi) certain events of bankruptcy, insolvency or reorganization. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the exchange debentures and, if any default exists, describing such default.

     A default under clause (iii), (iv) or (v) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding exchange debentures notify the Company of the default and the Company does not cure the default within 30 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% or more in principal amount of the then outstanding exchange debentures request the Trustee to give such notice on their behalf, the Trustee shall do so.

     In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the exchange debentures then outstanding, by notice to the Company and the Trustee, may declare the principal amount of the exchange debentures, plus accrued interest, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the exchange debentures. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the exchange debentures then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on any exchange debenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each exchange debenture. Except to enforce the right to receive payment when due of principal, premium, if any, or interest, if any, no holder of an exchange debenture may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the exchange debentures then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the exchange debentures then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the exchange debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of an exchange debenture or that would involve the Trustee in personal liability, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.


MODIFICATIONS AND WAIVERS OF THE INDENTURE

     Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding exchange debentures (or, prior to the issuance of the exchange debentures, with the consent of the holders of not less than a majority of the number of then outstanding shares of preferred stock); provided, however, that no such modification or amendment may, without the consent of all of the holders of the exchange debentures then outstanding (or, prior to the issuance of the exchange debentures, without the consent of all of the holders of the then outstanding shares of preferred stock), (i) extend the fixed maturity of any exchange debenture, reduce the rate or extend the time of payment of interest on any exchange debenture, reduce the principal amount, or premium, if any, on any exchange debenture, alter the redemption or mandatory repurchase provisions or adversely affect the repurchase rights with respect to any exchange debenture, impair the right of a holder to institute suit for payment thereof, change the currency in which the exchange debentures are payable or (ii) reduce the percentage of exchange debentures (or the number of shares of preferred stock), the consent of the holders of which is required for any modification or waiver. The Indenture may not be amended to alter the subordination of any outstanding exchange debentures without consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. Without the consent of any holders of the exchange debentures, the Company and the Trustee may amend or supplement the exchange debentures or the Indenture to cure any ambiguity, defect or inconsistency, to provide for uncertificated exchange debentures in addition to or in place of certificated exchange debentures, to provide for the assumption of the Company's obligations to holders of the exchange debentures in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets, or to make any change that does not materially adversely affect the rights of any holder of the exchange debentures.

     The holders of a majority in aggregate principal amount of outstanding exchange debentures may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, interest, if any, or default with respect to certain covenants under the Indenture.

     The consent of the holders of the exchange debentures is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After the amendment under the Indenture becomes effective, the Company is required to mail to holders of the exchange debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the exchange debentures, or any defect therein, will not impair or affect the validity of the amendment.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, agent, manager, stockholder or other affiliate, as such, of the Company shall have any liability for any obligations of the Company under the exchange debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the exchange debentures by accepting an exchange debenture waives and releases all such liability.


SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will provide that the Company may terminate its obligations under the Indenture at any time by delivering all outstanding exchange debentures to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the Indenture. In addition, the Company will be permitted to terminate all of its obligations under the Indenture by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal of and interest, if any, on the exchange debentures to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the Indenture.


TRANSFER AND EXCHANGE

     A holder may transfer or exchange the exchange debentures in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any exchange debentures selected for redemption. Also, the Company is not required to transfer or exchange any Debenture for a period of 15 days before a selection of exchange debentures to be redeemed.

     The registered holder of an exchange debenture may be treated as the owner of it for all purposes.


DELIVERY AND FORM

     The exchange debentures to be issued upon exchange of the preferred stock as set forth herein will be issued in registered form. Transfers of exchange debentures must be made in accordance with the terms of the Indenture.


CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict or resign.

                             DESCRIPTION OF NOTES

     The Company issued $130.0 million aggregate principal amount of 10 1/4% Senior Notes due 2008 under an indenture, dated as of February 25, 1998 by and between the Company and U.S. Trust Company of Texas, N.A., as trustee under the indenture. The offering of the notes generated net proceeds of approximately $125.6 million.

     The notes represent general senior unsecured obligations of the Company and rank pari passu with all existing and future senior unsecured indebtedness and other obligations of the Company. The notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. In addition, the notes are effectively subordinated to existing and future senior secured indebtedness, including the Bank Facility, which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries.

     The notes mature on February 15, 2008, and bear interest at 10 1/4% per annum from February 25, 1998 (the "Note Issue Date") or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998.

     Except as provided in the next paragraph, the notes are not redeemable at the option of the Company prior to February 15, 2003. On or after such date, the notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), if redeemed during the 12 months beginning February 15 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if any:

   YEAR                                PERCENTAGE
   ----                                ----------
   2003 .........................       105.125%
   2004 .........................       103.417%
   2005 .........................       101.708%
   2006 and thereafter ..........       100.000%

     Notwithstanding the foregoing, at any time during the first 36 months after the Note Issue Date, the Company may, at its option, redeem up to a maximum of 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more offerings of capital stock of the Company at a redemption price equal to 110 1/4% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, if any; provided, that each such redemption shall occur within 90 days of the closing of such offering.

     Upon the occurrence of a Change of Control (as defined in the indenture governing the notes), each holder will have the right to require the Company to repurchase all of such holder's notes in whole or in part at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date.

     The indenture governing the notes contains covenants limiting the ability of the Company and its subsidiaries to, among other things, pay dividends or make certain other payments, make certain investments, incur additional indebtedness, permit liens, incur dividend and other payment restrictions affecting its subsidiaries, enter into consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with its affiliates and engage in unrelated lines of business. In addition, the indenture imposes restrictions on the ability of the Company's subsidiaries to issue guarantees.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE PREFERRED STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of any preferred stock or exchange debentures issuable in exchange for the preferred stock pursuant to this prospectus, all of which will be sold by Selling Holders. Such securities as offered hereby may be sold from time to time to purchasers directly by the Selling Holders; alternatively, the Selling Holders may from time to time offer such securities to and through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities by them and any discounts, commissions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The preferred stock, and the exchange debentures issuable in exchange for the preferred stock, offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of such securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing of options. At the time a particular offering of such securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the preferred stock, and the exchange debentures issuable in exchange for the preferred stock, will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Pursuant to the registration rights agreement dated March 2, 1998 between DLJSC and the Company, all expenses of the registration of the preferred stock and the exchange debentures will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Company will indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                 LEGAL MATTERS

     The validity of the preferred stock offered hereby was passed upon for the Company by Davis Polk & Wardwell.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Brand as of December 31, 1996 and 1997 and for the three months ended December 31, 1996 and the year ended December 31, 1997 and the consolidated statements of operations, stockholder's equity and cash flows of Rust for the year ended December 31, 1995 and the nine months ended September 30, 1996 included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission. You may also read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and their copy charges. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     We have filed a registration statement on Form S-1 (of which this prospectus is a part) with the Commission under the Securities Act with respect to the preferred stock and the exchange debentures. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. You should review our registration statement and our exhibits.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS FOR RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES:

Report of Independent Public Accountants ............................................   F-2

Consolidated Statements of Operations for the Year Ended December 31, 1995 and
 the Nine Months Ended September 30, 1996 ...........................................   F-3

Consolidated Statements of Cash Flows for the Year Ended December 31, 1995 and
 the Nine Months Ended September 30, 1996 ...........................................   F-4

Consolidated Statements of Stockholder's Equity for the Year Ended December 31,
 1995 and the Nine Months Ended September 30, 1996 ..................................   F-5

Notes to Consolidated Financial Statements ..........................................   F-6

CONSOLIDATED FINANCIAL STATEMENTS FOR BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES:

Report of Independent Public Accountants ............................................   F-10

Consolidated Statements of Operations for the Three Months Ended December 31,
 1996, the Year Ended December 31, 1997, and the Nine Months Ended September 30,
 1997 (unaudited) and 1998 (unaudited) ..............................................   F-11

Consolidated Balance Sheets as of December 31, 1996, 1997, and September 30, 1998
 (unaudited) ........................................................................   F-12

Consolidated Statements of Cash Flows for the Three Months Ended December 31,
 1996, the Year Ended December 31, 1997, and the Nine Months Ended September 30,
 1997 (unaudited) and 1998 (unaudited) ..............................................   F-14

Consolidated Statements of Stockholder's Equity (Deficit) for the Three Months
 Ended December 31, 1996, the Year Ended December 31, 1997, and the Nine
 Months Ended September 30, 1998 (unaudited) ........................................   F-15

Notes to Consolidated Financial Statements ..........................................   F-16

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Rust Scaffold Services Inc.:

We have audited the accompanying consolidated statements of operations, stockholder's equity and cash flows of Rust Scaffold Services Inc. and Subsidiaries (a Delaware corporation) for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Rust Scaffold Services, Inc. and subsidiaries for the year ended December 31, 1995, and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP


Chicago, Illinois
March 19, 1997

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)

                                                                      NINE MONTHS
                                                   YEAR ENDED            ENDED
                                               DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                              ------------------- -------------------
Revenue .....................................      $193,829            $124,769
Operating expenses ..........................       138,968              89,073
                                                   --------            --------
Gross profit ................................        54,861              35,696
Selling and administrative expenses .........        25,807              15,825
                                                   --------            --------
   Operating income .........................        29,054              19,871
Interest expense ............................         9,444               7,872
Interest income .............................        (1,012)               (482)
Other expense, net ..........................           853                 708
                                                   --------            --------
   Pretax income ............................        19,769              11,773
Provision for income taxes ..................         8,300               4,813
                                                   --------            --------
Net income ..................................      $ 11,469            $  6,960
                                                   ========            ========

    The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)

                                                                                     NINE MONTHS
                                                                  YEAR ENDED            ENDED
                                                              DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                             ------------------- -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................      $  11,469           $   6,960
 Adjustments to reconcile net income to net cash provided by operating activities --
   Deferred tax provision ..................................          4,348               2,427
   Depreciation and amortization ...........................          8,602               6,669
   Changes in operating assets and liabilities --
    Trade accounts receivable, net .........................          3,979               4,416
    Costs and estimated earnings in excess of billings on
      uncompleted contracts ................................         (1,398)              1,701
    Notes receivable .......................................          2,306               4,797
    Scaffolding ............................................          4,484               2,846
    Accounts payable .......................................            660                (727)
    Accrued expenses .......................................          1,795               2,173
    Billings in excess of costs and estimated earnings on
      uncompleted contracts ................................            261                (504)
    Other ..................................................           (919)             (2,280)
                                                                  ---------           ---------
      Net cash provided by operating activities ............         35,587              28,478
                                                                  ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment .......................        (13,550)             (5,770)
  Proceeds from sales of property and equipment other than
   scaffolding .............................................            101                  64
                                                                  ---------           ---------
      Net cash used for investing activities ...............        (13,449)             (5,706)
                                                                  ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments to Rust Industrial Services Inc., net ...........        (20,440)            (26,962)
                                                                  ---------           ---------
      Net cash used for financing activities ...............        (20,440)            (26,962)
                                                                  ---------           ---------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ...............................................          1,698              (4,190)
CASH AND CASH EQUIVALENTS, beginning of year ...............          2,618               4,316
                                                                  ---------           ---------
CASH AND CASH EQUIVALENTS, end of year .....................      $   4,316           $     126
                                                                  =========           =========

    The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                (000'S OMITTED)

                                                                                  NINE MONTHS
                                                               YEAR ENDED            ENDED
                                                           DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                          ------------------- -------------------
STOCKHOLDER'S EQUITY -- NET INVESTMENT BY RUST
 INDUSTRIAL SERVICES INC., beginning balance ............      $ 150,005           $ 141,374
 Comprehensive Income:
   Net income ...........................................         11,469               6,960
   Translation adjustment ...............................            340                  26
                                                               ---------           ---------
    Comprehensive income ................................         11,809               6,986
 Payments to Rust Industrial Services Inc., net .........        (20,440)            (26,962)
                                                               ---------           ---------
STOCKHOLDER'S EQUITY -- NET INVESTMENT
 BY RUST INDUSTRIAL SERVICES INC.,
 ending balance .........................................      $ 141,374           $ 121,398
                                                               =========           =========

    The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (000'S OMITTED)


1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

     Rust Scaffold Services Inc. and its Subsidiaries ("RSS" or the "Company") was a Delaware Corporation and was 100% owned by Rust Industrial Services, Inc. ("RIS") which is 100% owned by Rust International Inc. ("RII"). RII is a 60% owned subsidiary of Waste Management Inc. ("WMI") and a 40% owned subsidiary of Wheelabrator Technologies Inc. ("WTI"). On September 30, 1996, a company (the "Newco") formed by DLJ Merchant Banking Partners, L.P. ("DLJMB") and on behalf of DLJMB one or more of its affiliates or other related entities and Carlisle Brand Investors, L.P. (the "Investors") acquired the outstanding securities of the Company. The purchase price of the business was approximately $190 million, which RIS was paid through a combination of cash, notes payable, preferred stock and a 19.9% interest in Newco. Newco operates under the name DLJ Brand Holdings, Inc. ("Holdings").

     The Company provided scaffolding services primarily to refining, chemical, petrochemical and utility industries, and to a lesser extent, pulp and paper plants, nuclear facilities and general commercial clients. In most cases, the Company's scaffolding services were provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, and such services were also performed in connection with new construction projects, plants, nuclear facilities and general commercial clients. The Company provided personnel to erect, modify, move and dismantle scaffolding structures, transport scaffolding to project sites and supervised and managed such activities. In addition, the Company rents, and in some cases, sold scaffolding. The Company maintained a substantial inventory of scaffolding at several locations in various cities in the United States and Canada.

     The Company's services were not rendered to or dependent on any single customer within the industrial or commercial markets and therefore the Company did not believe that a material concentration of credit risk existed, except that one customer accounted for 14% and 21% of revenue for the year ended December 31, 1995 and nine months ended September 30, 1996, respectively.

 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     As a result of the Company's relationship with WMI and RII, the financial position and results of operations are not necessarily indicative of what they would have been had these relationships not existed. Additionally, these financial statements are not necessarily indicative of the future operations or future financial position of the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

     The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated. The consolidated statements of income reflect substantially all of the Company's costs associated with the normal cost of business. These costs include direct expenses and certain overhead and other expenses incurred by WMI and RII on the Company's behalf. The expenses allocated to the Company and the method of allocation are further discussed in Note 3, "Transactions with Affiliates."

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

 Revenue Recognition

     The Company recognizes contract revenue on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to costs and income. Substantially all of the Company's contracts are completed in less than six months. Other revenues are recognized when the services are performed.

 Foreign Currency

     The assets and liabilities of the Company's foreign subsidiaries, Rust Scaffold Services of Canada, LTD. and JLG Scaffolding, Inc., are translated at the rates of exchange in effect on the balance sheet date while income statement accounts are translated at the average exchange rate in effect during the period. The resulting translation adjustments are charged or credited directly to the Net Investment by Rust Industrial Services Inc. account, as settlement of such intercompany balance is not planned or anticipated in the foreseeable future.

 Cash and Cash Equivalents

     The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.

 Property and Equipment

     Property and equipment (including major repairs and improvements) are capitalized and stated at cost. Items of an ordinary maintenance or repair nature are charged directly to operations. The cost of property and equipment is depreciated over the estimated useful lives on the straight-line method as follows:

       Buildings ............................   10 to 40 years
       Scaffolding equipment ................   7 to 25 years
       Vehicles and other equipment .........   3 to 20 years
       Leasehold improvements ...............   Life of the applicable lease or life of the
                                                improvement, whichever is shorter

     Depreciation expense for the year ended December 31, 1995 and nine months ended September 30, 1996 is $7,759 and $5,958, respectively.

 Intangible Assets

     Intangible assets relating to acquired businesses consist primarily of the cost of purchased businesses in excess of the market value of net assets acquired ("goodwill") and other covenants. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years. Amortization expense related to intangibles in 1995 and the nine months ended September 30, 1996 amounted to approximately $843 and $711, respectively.

 Impairment of Long-Lived Assets

     During 1995, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). When such events or circumstances indicate the carrying value of an asset may be impaired, the Company recognizes an impairment loss.

     Additionally, the Company measures the realizability of goodwill by the ability of the acquired business to generate current and expected future operating income in excess of annual amortization. If such realizability is in doubt, an adjustment is made to reduce the carrying value of the goodwill.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

     Management has not recognized and does not believe any material impairment losses exist for the year ended December 31, 1995 or the nine months ended September 30, 1996.

 Income Taxes

     The Company is included in the federal income tax return of RII. The deferred tax liabilities in the accompanying balance sheets are calculated as if the Company filed a separate tax return. Income taxes are paid by RII on behalf of the Company, and charges for taxes currently payable are allocated to the Company.


 Operating Leases

     The Company leases various operating and office facilities for various terms. Rents charged to costs and expenses in the statements of income amount to approximately $1,435 for 1995 and $927 for the nine months ended
September 30, 1996.


3. TRANSACTIONS WITH AFFILIATES

     WMI, RII and RIS have furnished the services of financial, administrative, legal and certain other corporate staff personnel to the Company. Additionally, RII provides certain retirement and post-retirement benefits to eligible employees of the Company. The costs of such services and benefits are allocated to the Company ratably on the basis of its revenues. The Company believes that the charges for such services and benefits have been calculated on a reasonable basis and that the total amount of costs recognized in the statements of income approximate what its actual costs would have been as a stand alone entity. In 1995 and during the nine months ended September 30, 1996, certain RSS employees participated in a 401(k) Plan and a stock option plan administered by WMI. Such charges for these services and benefits were $1,633 and $1,057 in 1995 and the nine months ended September 30, 1996, respectively, and are included in selling and administrative expenses in the statements of income.

     RIS allocates a portion of its interest expense to the Company based on the ratio which cumulative net cash advances to the Company bears to RIS's cumulative net cash advances to all of its subsidiaries and the value of net tangible assets. Management believes that the allocation of interest expense is representative of financing costs attributable to the Company and that the methodology used to allocate interest expense is reasonable. Intercompany interest expense of $9,444 and $7,872 was allocated to RSS in 1995 and the nine months ended September 30, 1996, respectively.

     RIS also provides worker's compensation and medical insurance coverage to the Company. The Company is allocated charges, which management deems reasonable, for such coverage and at any point in time is fully insured by RIS. The Company paid and provided expense in the amounts of $10,064 and $5,897 for such coverage in the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.


4. INCOME TAXES

     The domestic operations of the Company were included in the consolidated federal income tax return of RII. The Canadian operations of the Company are included in the tax returns of Rust Scaffold Services of Canada, LTD. and JLG Scaffolding, Inc. Income taxes relating to the Company were paid by RII. No tax sharing agreement existed between the Company and RII. Income taxes have been provided in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("FAS 109"). In accordance with FAS 109, deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income calculated in a given year and the bases of assets and liabilities. Deferred income taxes are not provided on undistributed earnings of foreign affiliates because those earnings are considered to be permanently invested. If the reinvested earnings were to be remitted, the U.S. income taxes under current law would be immaterial.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

     Following is a summary of the Company's income tax provision:

                                         FOR THE NINE
                                         MONTHS ENDED
                              1995    SEPTEMBER 30, 1996
                            -------- -------------------
  Currently payable:
   Federal ................  $3,422         $1,615
   State ..................     530            243
                             ------         ------
                              3,952          1,858
  Deferred:
   Federal ................   3,131          2,110
   State ..................     467            317
                             ------         ------
                              3,598          2,427
  Foreign .................     750            528
                             ------         ------
  Total provision .........  $8,300         $4,813
                             ======         ======

     The reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 31, 1995 and the nine months ended September 30, 1996 is as follows:

                                                FOR THE NINE
                                                MONTHS ENDED
                                    1995     SEPTEMBER 30, 1996
                                ----------- -------------------
  Statutory federal income tax
   rate .......................     35.00%          35.00%
  State and local taxes, net of
   federal benefit ............      3.25            3.09
  Amortization of intangible
   assets relating to acquired
   businesses .................      0.80            1.05
  Other .......................      2.93            1.74
                                    -----           -----
  Effective tax rate ..........     41.98%          40.88%
                                    =====           =====


5. STOCKHOLDER'S EQUITY -- NET INVESTMENT BY RIS

     The Company participates in a centralized cash management program administered by RIS. Cash collected from U.S. operations is remitted to RIS and advances are made by RIS, as needed, to cover the Company's operating expenses and capital requirements. Cash remittances and advances have been recorded to the "Stockholder's Equity -- Net Investment by Rust Industrial Services Inc." account in the accompanying Consolidated Statements of Stockholder's Equity.


6. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable, but in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Brand Scaffold Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Brand Scaffold Services, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholder's equity (deficit) and cash flows for the three months ended December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brand Scaffold Services, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the three months ended December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


St. Louis, Missouri
March 17, 1998

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)

                                                       THREE MONTHS                   NINE MONTHS     NINE MONTHS
                                                           ENDED       YEAR ENDED        ENDED           ENDED
                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                           1996           1997            1997           1998
                                                      -------------- -------------- --------------- --------------
                                                                                      (UNAUDITED)     (UNAUDITED)
Revenue .............................................    $44,412        $160,660       $118,173        $147,782
Operating expenses ..................................     34,170         122,638         88,535         113,038
                                                         -------        --------       --------        --------
 Gross profit .......................................     10,242          38,022         29,638          34,744
Selling and administrative expenses .................      4,743          25,840         11,868          19,868
Nonrecurring start-up expenses ......................         --           2,498          1,936              --
                                                         -------        --------       --------        --------
 Operating income ...................................      5,499           9,684         10,834          14,876
Interest expense ....................................      4,504          15,422         16,868          12,712
Interest income .....................................       (195)           (397)          (324)           (171)
                                                         -------        --------       --------        --------
 Pretax income (loss) ...............................      1,190          (5,341)          (395)          2,335
Provision for income tax ............................        525              --             --              --
                                                         -------        --------       --------        --------
 Income (loss) before extraordinary loss ............        665          (5,341)          (395)          2,335
Extraordinary loss on debt extinguishment, net of
 tax of $0 ..........................................         --              --             --           4,329
                                                         -------        --------       --------        --------
 Net income (loss) ..................................        665          (5,341)          (395)         (1,994)
Less accretion of preferred stock dividends .........       (906)         (4,172)        (4,145)         (3,512)
                                                         -------        --------       --------        --------
 Net income (loss) applicable to common stock .......    $  (241)       $ (9,513)      $ (4,540)       $ (5,506)
                                                         =======        ========       ========        ========

    The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31, 1996   DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                             ------------------- ------------------- -------------------
                                                                                                         (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .................................       $  4,881            $  2,217            $  5,117
 Trade accounts receivable, net of allowance for doubtful
   accounts of $925 in 1996, $1,000 in 1997, and $1,092 in
   June, 1998 . ............................................         22,581              23,672              27,225
 Costs and estimated earnings in excess of billings on
   uncompleted contracts ...................................          2,254               2,145               1,595
 Notes receivable, current portion .........................            837                 388                 280
 Note receivable from WMI, current portion .................          2,200               2,700               2,850
 Other current assets ......................................          1,949               2,374               2,771
                                                                   --------            --------            --------
   Total current assets ....................................         34,702              33,496              39,838
PROPERTY AND EQUIPMENT:
 Land ......................................................          1,633               1,633               1,633
 Buildings .................................................          1,890               2,097               2,176
 Vehicles and other equipment ..............................          3,576               5,383               7,706
 Scaffolding equipment .....................................        151,289             160,576             172,424
 Leasehold improvements ....................................            497                 790                 837
                                                                   --------            --------            --------
 Total property and equipment, at cost .....................        158,885             170,479             184,776
 Less -- Accumulated depreciation and amortization .........          2,684              14,938              24,422
                                                                   --------            --------            --------
   Total property and equipment, net .......................        156,201             155,541             160,354
                                                                   --------            --------            --------
OTHER ASSETS:
 Deferred financing costs, net .............................          6,544               5,575               5,586
 Note receivable from WMI, net of current portion ..........          4,875               2,175                  --
 Notes receivable, net of current portion ..................          1,944                 756                 655
                                                                   --------            --------            --------
   Total other assets ......................................         13,363               8,506               6,489
                                                                   --------            --------            --------
TOTAL ASSETS ...............................................       $204,266            $197,543            $206,681
                                                                   ========            ========            ========

    The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                                    DECEMBER 31, 1996   DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                                   ------------------- ------------------- -------------------
                                                                                                               (UNAUDITED)
LIABILITIES AND STOCKHOLDER'S
 EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Revolving loan ..................................................      $      --           $   4,500           $      --
 Current maturities of long term debt ............................          8,250               9,500               4,250
 Accounts payable ................................................          2,562               4,186               2,556
 Accrued expenses --
   Payroll and related accruals ..................................          5,291               3,945               5,213
   Workers compensation and health benefit liabilities ...........            795               3,717               6,555
   Other .........................................................          4,512               2,696               7,406
 Billings in excess of costs and estimated earnings on
   uncompleted contracts .........................................            636                 745                 661
                                                                        ---------           ---------           ---------
    Total current liabilities ....................................         22,046              29,289              26,641
                                                                        ---------           ---------           ---------
LONG-TERM DEBT ...................................................        149,750             140,250             154,750
                                                                        ---------           ---------           ---------
DEFERRED INCOME TAXES ............................................          2,317               2,040               1,899
                                                                        ---------           ---------           ---------
COMMITMENTS AND CONTINGENCIES ....................................
14.5% SENIOR EXCHANGEABLE PREFERRED STOCK,
 $0.01 par value, 1,250,000 shares authorized, 1,042,460
 issued and outstanding ..........................................         25,906              31,140              34,651
                                                                        ---------           ---------           ---------
STOCKHOLDER'S EQUITY (DEFICIT):
 Common Stock, $0.01 par value, 100 shares authorized,
   issued and outstanding ........................................             --                  --                  --
 Paid-in capital .................................................         17,604              18,477              18,477
 Receivable from sale of Holdings' Common Stock ..................             --                (336)               (336)
 Predecessor basis adjustment ....................................        (13,038)            (13,038)            (13,038)
 Cumulative translation adjustment ...............................            (78)               (525)             (1,103)
 Accumulated deficit .............................................           (241)             (9,754)            (15,260)
                                                                        ---------           ---------           ---------
 Total stockholder's equity (deficit) ............................          4,247              (5,176)            (11,260)
                                                                        ---------           ---------           ---------
    Total liabilities and stockholder's equity (deficit) .........      $ 204,266           $ 197,543           $ 206,681
                                                                        =========           =========           =========

    The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)

                                                                THREE MONTHS                   NINE MONTHS     NINE MONTHS
                                                                    ENDED       YEAR ENDED        ENDED           ENDED
                                                                DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                    1996           1997            1997           1998
                                                               -------------- -------------- --------------- --------------
                                                                                               (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (loss) ...........................................    $    665      $  (5,341)      $    (395)         (1,994)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used for) operating activities --
  Deferred tax provision .....................................         420           (167)             --              --
  Depreciation and amortization ..............................       3,567         13,294           9,685          10,541
  Extraordinary loss .........................................          --             --              --           4,329
  Changes in operating assets and liabilities --
  Trade accounts receivable, net .............................       1,960         (1,513)           (612)         (3,552)
  Costs and estimated earnings in excess of billings
    on uncompleted contracts .................................      (1,643)           109           1,552             551
  Notes receivable ...........................................         176          1,973           1,552             206
  Scaffolding ................................................         868          4,540           3,220           3,122
  Accounts payable ...........................................         737          1,624           1,998          (1,631)
  Accrued expenses ...........................................      (1,182)        (1,609)         (2,669)          3,920
  Billings in excess of costs and estimated earnings
    on uncompleted contracts .................................        (562)           109             247             (84)
  Other ......................................................         (40)        (1,036)         (2,246)           (326)
                                                                  --------      ---------       ---------          ------
     Net cash provided by (used for) operating
      activities .............................................       4,966         11,983          11,932          15,734
                                                                  --------      ---------       ---------          ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..........................      (1,642)       (14,733)        (10,766)        (14,333)
 Receipts on note receivable from WMI ........................         363          2,200           1,650           2,025
 Proceeds from sales of property and equipment other
  than scaffolding ...........................................         (17)            37              31              17
 Acquisitions ................................................          --             --              --            (400)
                                                                  --------      ---------       ---------         -------
     Net cash used for investing activities ..................      (1,296)       (12,496)         (9,085)        (12,691)
                                                                  --------      ---------       ---------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ................................          --             --              --         130,000
 Payments of long-term debt ..................................      (2,000)        (8,250)         (6,000)       (120,750)
 Borrowings/(Payments) of revolving loans ....................          --          4,500              --          (4,500)
 Debt issuance financing costs ...............................          --             --              --          (4,893)
 Issuance of preferred stock .................................          --          1,062              --              --
 Capital contribution from Holdings ..........................          --            873              --              --
 Receivable from sale of Holdings' common stock ..............          --           (336)             --              --
                                                                  --------      ---------       ---------        --------
     Net cash (used for) provided by financing
      activities .............................................      (2,000)        (2,151)         (6,000)           (143)
                                                                  --------      ---------       ---------        --------
INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS .................................................       1,670         (2,664)         (3,153)          2,900
CASH AND CASH EQUIVALENTS, beginning of
 period ......................................................       3,212          4,881           4,881           2,217
                                                                  --------      ---------       ---------        --------
CASH AND CASH EQUIVALENTS, end of period .....................    $  4,881      $   2,217       $   1,728      $    5,117
                                                                  ========      =========       =========      ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Interest paid ...............................................    $  3,016      $  14,138       $  10,558      $   10,721
 Income taxes paid ...........................................          --            113              --              --
                                                                  ========      =========       =========      ==========
NONCASH TRANSACTIONS:
 Paid in-kind accretion of preferred stock dividends .........    $    906      $   4,172       $   4,145      $    3,512
 Receipt of scaffolding as payment in lieu of cash on
  accounts receivable ........................................          --            422              --           3,800
                                                                  ========      =========       =========      ==========

    The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                    (000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                        COMMON STOCK                   RECEIVABLES
                                     ------------------  ADDITIONAL     FROM SALE
                                                            PAID-     OF HOLDING'S
                                      SHARES   DOLLARS   IN CAPITAL   COMMON STOCK
                                     -------- --------- ------------ --------------
Balance, October 1, 1996 ........... 100         $ --      $17,604       $   --
Comprehensive Income:
 Net income ........................
 Translation Adjustment ............
 Comprehensive income ..............
Paid-in-kind accretion of
 preferred dividends ............... ---         ----      -------       ------
Balance, December 31, 1996 ......... 100           --       17,604           --
Comprehensive Income/(Loss):
 Net income (Loss) .................
 Translation Adjustment ............
 Comprehensive (loss) ..............
Paid-in-kind accretion of
 preferred dividends ...............
Capital contribution from DLJ
 Brand Holdings, Inc. ..............                           873
Issuance of prommissory notes
 from officers and employees                                               (336)
                                     ---         ----      -------       ------
Balance, December 31, 1997 ......... 100           --       18,477         (336)
Comprehensive Income/(Loss):
 Net income (loss) .................
 Translation Adjustment ............
 Comprehensive (loss) ..............
Paid-in-kind accretion of
 preferred dividends ...............
Balance, September 30, 1998          ---         ----      -------       ------
 (unaudited) ....................... 100         $ --      $18,477       $ (336)
                                     ===         ====      =======       ======


                                      PREDECESSOR     COMPRE-                   CUMULATIVE
                                         BASIS        HENSIVE     ACCUMULATED   TRANSLATION
                                       ADJUSTMENT   INCOME/LOSS     DEFICIT     ADJUSTMENT      TOTAL
                                     ------------- ------------- ------------- ------------ -------------
Balance, October 1, 1996 ...........   $ (13,038)                  $      --     $     --     $   4,566
Comprehensive Income:
 Net income ........................                 $    665            665                        665
 Translation Adjustment ............                      (78)                        (78)          (78)
                                                     --------
 Comprehensive income ..............                 $    587
                                                     ========
Paid-in-kind accretion of
 preferred dividends ...............                                    (906)                      (906)
                                         -------                                      ----    ---------
Balance, December 31, 1996 .........     (13,038)                       (241)         (78)        4,247
Comprehensive Income/(Loss):
 Net income (loss) .................                 $ (5,341)        (5,341)                    (5,341)
 Translation Adjustment ............                     (447)                       (447)         (447)
                                                     --------
 Comprehensive (loss) ..............                 $ (5,788)
                                                     ========
Paid-in-kind accretion of
 preferred dividends ...............                                  (4,172)                    (4,172)
Capital contribution from DLJ
 Brand Holdings, Inc. ..............                                                                873
Issuance of prommissory notes
 from officers and employees                                                                       (336)
                                         -------                      ------          ----    ---------
Balance, December 31, 1997 .........     (13,038)                     (9,754)        (525)       (5,176)
Comprehensive Income/(Loss):
 Net income (loss) .................                 $ (1,994)        (1,994)                    (1,994)
 Translation Adjustment ............                     (578)                       (578)         (578)
                                                     --------
 Comprehensive (loss) ..............                 $ (2,572)
                                                     ========
Paid-in-kind accretion of
 preferred dividends ...............                                  (3,512)                    (3,512)
                                       ---------                   ---------     --------     ---------
Balance, September 30, 1998
 (unaudited) .......................   $ (13,038)                  $ (15,260)    $ (1,103)    $ (11,260)
                                       =========                   =========     ========     =========

    The accompanying notes to financial statements are an integral part of this statement.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The financial statements included herein for the periods ended September 30, 1997 and 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Company's financial position as of September 30, 1997 and September 30, 1998 and the results of operations, changes in stockholder's equity and cash flows for the nine months then ended. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.


1. ORGANIZATION AND BUSINESS

     Brand Scaffold Services, Inc. (a Delaware corporation) and its subsidiaries (the "Company") are 100% owned by DLJ Brand Holdings, Inc. ("Holdings"). Holdings is owned 65.5% by Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), 9.3% by Carlisle Enterprises, L.P. ("Carlisle"), 18.6% by Rust International Inc. ("Rust") through its wholly owned subsidiary Rust Industrial Services Inc. ("RIS") and 6.5% by the directors, officers and employees of the Company. Rust is a subsidiary of Waste Management, Inc. ("WMI").

     The Company believes it operates in one segment. The Company provides scaffolding services primarily to refining, chemical, petrochemical and utility industries, and to a lesser extent, pulp and paper plants, nuclear facilities and general commercial clients. Scaffolding services are typically provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, as well as for new construction projects. The Company provides personnel to erect and dismantle scaffolding structures, transport scaffolding to project sites and supervise and manage such activities. In addition, the Company rents and occasionally sells scaffolding that is classified as property and equipment on the consolidated balance sheet. The Company maintains a substantial inventory of scaffolding in the United States and Canada.

     The Company's services are not rendered to or dependent on any single customer within the industrial or commercial markets and therefore the Company does not believe that a material concentration of credit risk exists, except that one customer accounted for 18.0% and 16.9% of revenues for the three months ended December 31, 1996, and for the year ended December 31, 1997, respectively.


2.  PURCHASE TRANSACTION

     On September 30, 1996, the Company, a newly formed entity created by the merchant banking group of DLJ, purchased the net assets of Rust Scaffold Services, Inc. and its subsidiaries, which were direct and indirect subsidiaries of Rust (the "Acquisition"). The purchase price approximated the fair values of the net tangible assets acquired. The Company paid Rust the following, at fair values (in thousands):

   Cash ................................................................    $178,038
   199,000 shares of senior exchangeable preferred stock (see Note 9) ..       4,975
   2,487,500 shares of common stock of Holdings (see Note 11) ..........       2,487
   Subordinated note (see Note 6) ......................................       4,800
                                                                            --------
                                                                            $190,300
                                                                            ========

     To fund the Acquisition, on September 30, 1996, the Company entered into a $190 million credit agreement (the "Credit Agreement") with Bank of America Illinois and DLJ Capital Funding pursuant to which the Company borrowed $160 million. On November 21, 1996, in accordance with the Credit Agreement, such borrowings were placed with various financial institutions. The Acquisition was accounted for using the purchase method. As a result, the assets and liabilities of the Company were recorded at their approximate fair values as of October 1, 1996. As part of the Acquisition, Rust retained liability for certain tax, legal, environmental and other contingencies related to periods prior to October 1, 1996.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company recorded a liability of approximately $1,200,000 on October 1, 1996, as part of the acquisition cost in connection with management's decision to exit and relocate certain offices and to involuntarily terminate or relocate certain employees. The Company substantially completed its restructuring activities in 1997. Charges to the liability were $900,000 for the year ended December 31, 1997. As of December 31, 1997, the balance of the liability was $100,000.

     As indicated above, on the date of the purchase, Rust retained a 19.9% interest in the Company. Accordingly, a "Predecessor Basis Adjustment" of $13,038,000 was recorded to the acquired assets and stockholder's equity reflecting Rust's historical carrying value of its retained ownership interest in the sold assets.

     The following table presents pro forma information for the Company for the year ended December 31, 1996 assuming the acquisition had taken place on January 1, 1996 (in thousands).

                         UNAUDITED
  Revenue .............  $169,181
  Net Income ..........     3,352

     The pro forma amounts have been derived from the results for Rust Scaffold Services, Inc. for the nine months ended September 30, 1996 and for the Company for the three months ended December 31, 1996 plus certain adjustments: an increase of interest expense of $3,470,000 and an increase in depreciation and amortization of $4,218,000, as well as the related tax impact. These amounts are not necessarily indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

     The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

     The Company recognizes contract revenue on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to costs and income. Substantially all of the Company's contracts are completed in less than six months. Other revenues are recognized when the services are performed.


RENTAL AND SALES OF SCAFFOLDING

     For the three months ended December 31, 1996 and the year ended December 31, 1997, revenues from the rental of scaffolding were $11,230,000 and $40,847,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such revenues were $30,288,000 (unaudited) and $36,367,000 (unaudited), respectively.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company periodically sells scaffolding to third parties, primarily to its rental customers. The Company recognizes revenue for the proceeds of such sales and records as operating expense the net book value of the scaffolding. Net book value is determined, assuming the oldest scaffolding is sold first, as the Company maintains inventory records on a group basis. Revenues and gross profit from sales of scaffolding were $1,395,000 and $567,000, respectively, for the three months ended December 31, 1996; $7,714,000 and $3,174,000, respectively for the year ended December 31, 1997; $5,392,000 (unaudited) and $2,109,000 (unaudited), respectively, for the nine months ended September 30, 1997 and $4,453,000 (unaudited) and $1,332,000 (unaudited), respectively for the nine months ended September 30, 1998.


CASH AND CASH EQUIVALENTS

     The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.


PROPERTY AND EQUIPMENT

     Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are charged to expense. The cost of property and equipment is depreciated over the estimated useful lives on the straight-line method as follows:

   Buildings ............................   10 to 40 years
   Vehicles and other equipment .........    3 to 20 years
   Scaffolding equipment ................    3 to 25 years
   Leasehold improvements ...............   Life of the applicable lease or life of the
                                            improvement, whichever is shorter

     For the three months ended December 31, 1996 and the year ended December 31, 1997, depreciation expense was $2,899,000 and $12,325,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such expense was $8,877,000 (unaudited) and $9,984,000 (unaudited), respectively.


DEFERRED FINANCING COSTS

     In connection with the Acquisition, the Company deferred financing costs totaling $7,212,000. Of this amount, $588,000 was allocated to borrowings for the period October 1, 1996, to November 21, 1996, and was charged to expense during that period. The remaining $6,624,000 was allocated to the borrowings described in Note 6 and are being amortized over the life of the Credit Agreement. In 1998, the Company recorded an extraordinary loss of $4.3 million to write off deferred financing costs related to the early extinguishment of debt (see Note 6). For the three months ended December 31, 1996 and the year ended December 31, 1997, amortization of deferred financing costs, included in interest expense, was $668,000 and $969,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such amortization expense was $807,000 (unaudited) and $553,000 (unaudited), respectively. Accumulated amortization was $969,000 and $1,637,000 as of December 31, 1996 and December 31, 1997, respectively. In connection with the February 1998 issuance of senior notes, the Company paid financing fees and expenses of $4.4 million, which were deferred and are being amortized over 10 years. Of these fees, $3.9 million related to commissions.


DERIVATIVE FINANCIAL INSTRUMENTS

     Through February 1998, the Company used an interest rate collar to hedge its exposure to interest rate fluctuations. The collar has the effect of establishing a maximum and a minimum interest

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

rate on a portion of the Company's underlying variable rate debt obligations. The maximum and minimum interest rates associated with the interest rate collar are 8.50% and 5.69%, respectively, and the notional amount at December 31, 1997 was $75 million. In 1997, the existence of this hedge had no impact on the financial position, results of operations or cash flows of the Company.


ASSET IMPAIRMENT

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.


FOREIGN OPERATIONS

     The assets and liabilities of the Company's wholly owned foreign subsidiary, Brand Scaffold Services of Canada, Inc. are translated at the rates of exchange in effect on the balance sheet date while income statement accounts are translated at the average exchange rate in effect during the period. The resulting translation adjustments are charged or credited to the cumulative translation adjustment account. Revenues from the Canadian operation and scaffolding equipment in Canada are less than 10% of the consolidated totals for the Company.


RECLASSIFICATIONS

     Certain reclassifications have been made to the December 31, 1996 financial statements to conform with the December 31, 1997 presentation.


4. NOTES RECEIVABLE

     Notes receivable result from scaffolding sales. As of December 31, 1996 and December 31, 1997, approximately $2,781,000 and $991,000 of such notes maturing in 3-5 years were outstanding with interest rates ranging from 9.75% to 11.00% and 8% to 10.25%, respectively.


5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are not provided on undistributed earnings of the Company's foreign subsidiary because those earnings are considered to be permanently invested. If the reinvested earnings were to be remitted, the U. S. income taxes under current law would be immaterial.

     For the three months ended December 31, 1996, the Company's income tax provision consisted of deferred domestic taxes of $420,000 and current foreign taxes of $105,000. For the year ended December 31, 1997, such provision consisted of a deferred domestic tax benefit of $287,000, current foreign tax expense of $167,000 and deferred foreign tax expense of $120,000.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The reconciliation of the statutory federal income tax (benefit) expense on the Company's pretax income (loss) to the actual provision for income taxes for the three months ended December 31, 1996 and the year ended December 31, 1997, are as follows (in thousands):

                                                 THREE MONTHS ENDED        YEAR ENDED
                                                  DECEMBER 31, 1996     DECEMBER 31, 1997
                                                --------------------   ------------------
Statutory federal income taxes ................         $417                $ (1,869)
State and local taxes, net of federal .........           45                    (174)
Foreign taxes .................................           35                     287
Valuation allowance ...........................           --                   1,918
Other .........................................           28                    (162)
                                                        ----                --------
 Provision for income taxes ...................         $525                $     --
                                                        ====                ========

     The components of the net deferred tax liability as of December 31, 1996 and 1997, are as follows (in thousands):

                                                    1996           1997
                                                -----------   -------------
   DEFERRED TAX ASSETS--
    Accrued liabilities .....................    $  2,061       $   3,152
    Property and equipment ..................       1,641              --
    Net operating loss carryforward .........       1,989          26,371
    Valuation allowance .....................      (5,178)         (7,096)
                                                 --------       ---------
     Deferred tax assets ....................    $    513       $  22,427
                                                 ========       =========
   DEFERRED TAX LIABILITIES--
    Note receivable from WMI ................    $ (2,830)      $  (1,950)
    Property and equipment ..................          --         (22,517)
                                                 --------       ---------
     Deferred tax liabilities ...............    $ (2,830)      $ (24,467)
                                                 ========       =========

The Company is required to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 1997, a valuation allowance of $7,096,000 was recorded, which increased $1,918,000 for the year ended December 31, 1997.

     At December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of $4,972,000 and $65,928,000 which expire in 2012 and 2013, respectively.


6. DEBT AND BORROWING ARRANGEMENTS

     At December 31, 1996, December 31, 1997, and September 30, 1998 long term debt consisted of the following (in thousands):

                                                                         SEPTEMBER 30,
                                       DECEMBER 31,     DECEMBER 31,         1998
                                           1996             1997          (UNAUDITED)
                                      --------------   --------------   --------------
   Term Loans .....................      $158,000         $149,750         $ 29,000
   10 1/4% Senior Notes ...........            --               --          130,000
     Less Current Portion .........         8,250            9,500            4,250
                                         --------         --------         --------
   Long-Term Debt .................      $149,750         $140,250         $154,750
                                         ========         ========         ========

     In 1996, in connection with the Acquisition, the Company entered into a Credit Agreement which provides for Term Loan Commitments under Senior Secured Credit facilities totaling $160 million, and a Revolving Loan Commitment totaling $30 million. In February 1998, the Company issued $130 million of 10 1/4% Senior Notes due February 2008. The offering was underwritten by DLJ. The

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

proceeds of this offering were used to repay $120 million of the Term Loans outstanding under the Credit Agreement. In addition, in February 1998, the Company amended the Credit Agreement to reduce the total facility to $60 million. This amendment included revisions to certain covenant requirements. In connection with the Credit Agreement, the Company incurred administrative and commitment fees for the three months ended December 31, 1996 and for the year ended December 31, 1997, such costs, included in interest expense, were $60,000 and $216,000, respectively. Long-term debt outstanding as Term Loans as of September 30, 1998 (unaudited) are due in quarterly installments which total in each year as follows (in thousands):

                                       1998
                                   ------------
                                    (UNAUDITED)
   1998 (Three Months) .........      $   500
   1999 ........................        5,000
   2000 ........................        6,000
   2001 ........................        8,500
   2002 ........................        9,000
                                      -------
                                      $29,000
                                      =======

     Interest rates are determinable under the Credit Agreement based upon certain market "Base Rates" or LIBOR, plus an "Applicable Margin" of between 1.75% to 3.5%. The Applicable Margins for Tranche B and Tranche C loans are fixed while those for Tranche A loans ($58,250,000 and $51,000,000 as of December 31, 1996 and December 31, 1997, respectively) vary based, generally, on earnings performance. The average interest rate under Term Loans in effect during the three months ended December 31, 1996 and the year ended December 31, 1997 was 9.59% and 8.90%, respectively. Such rates at September 30, 1997 and September 30, 1998 were 8.9% (unaudited) and 8.9% (unaudited), respectively. Interest expense on the Term Loans for the three months ended December 31, 1996 and for the year ended December 31, 1997 was $3,836,000 and $13,984,000, respectively.

     Revolving loan commitents equal an amount based upon an eligible borrowing base, as defined, with a maximum available limit of $30 million. The loan expires September 30, 2002, and interest rates are based on certain market "Base Rate" or LIBOR plus a margin of between 1.75% and 3.5% (generally based on earnings performance). At December 31, 1996 and December 31, 1997, the available borrowing base (which is net of outstanding borrowings) was $6,842,000 and $13,136,000, respectively. At September 30, 1997 and September 30, 1998, such base was $12,153,000 (unaudited) and $13,122,000 (unaudited), respectively. As of December 31, 1996 and December 31, 1997, amounts borrowed under the revolving loan commitments were $0 and $4,500,000, respectively. As of September 30, 1997 and September 30, 1998, such amounts were $0 (unaudited) and $0 (unaudited), respectively. Any borrowings under the revolving loan commitment in excess of $10 million must be repaid once per year, in accordance with the Credit Agreement. Interest expense on the revolving loan for the three months ended December 31, 1996 and the year ended December 31, 1997, was $0 and $119,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such interest expense was $18,000 (unaudited) and $7,000 (unaudited), respectively.

     Substantially all assets of the Company are pledged as collateral for the facilities described above. In addition, the Company is required to comply with various affirmative and negative covenants, including financial covenants requiring certain levels of net worth to be maintained and the achievement of certain financial ratios. The Company was not in compliance with certain covenants under the Credit Agreement for the quarter ended December 31, 1997. Waivers have been obtained from the lenders for such violations. The waivers related to financial covenants contained in the Credit Agreement which, as of December 31, 1997, required the Company to maintain (i) a Leverage Ratio (as defined in the Credit Agreement) no greater than 4.60:1, (ii) an Interest Coverage Ratio (as

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

defined in the Credit Agreement) of at least 2.25:1 and (iii) a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.15:1. The waivers became effective upon the execution by the Company and the Required Lenders. In order to induce the Lenders to grant the waivers, (a) the Company certified that the representations and warranties set forth in Article VI of the Credit Agreement and in the Loan Documents were true and correct as of the date of the waivers and (b) the Company represented and warranted that, after giving effect to the waivers, no default or event of default had occurred or was continuing as of the date of the waivers.

     As part of the Acquisition, the Company issued a Subordinated Note (the Subordinated Note) to Rust totaling $14.5 million due 2008. The Subordinated Note was recorded at its fair value of $4.8 million, assuming an effective interest rate of 18% per annum. On September 30, 1996, Holdings assumed all obligations under the Subordinated Note by making a capital contribution to the Company of $4.8 million, which is included in paid-in capital of the Company. Because Holdings has no revenue generating activities, other than its ownership of the Company, it is likely that the Company's cash flows will service all or part of Holding's obligation under the Subordinated Note. Subject to certain conditions, Holdings has the option of paying interest, calculated annually, through the issuance of additional Subordinated Notes in lieu of cash. Additionally, based on Holdings' financial performance, the Subordinated Note's interest and principal payments may be delayed or accelerated. As a result of interest accretion, Holding's carrying amount of the Subordinated Note is approximately $5,965,000 and $5,055,000 as of December 31, 1997 and 1996,
respectively. No principal or interest cash payments were made during 1997.


7. LEASE OBLIGATIONS

     The Company leases a portion of its operating and office facilities under operating leases. For the three months ended December 31, 1996 and the year ended December 31, 1997, rent expense was approximately $271,000 and $1,334,000, respectively. The non-cancelable rental obligations as of December 31, 1997, are as follows:

                              1997
                           ---------
   1998 ................    $1,529
   1999 ................     1,166
   2000 ................       831
   2001 ................       703
   2002 ................       508
   Thereafter ..........       692
                            ------
     Total .............    $5,429
                            ======


8. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable, however, in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

     The Company has available Letter of Credit Commitments in an amount not to exceed $15 million, of which $3,651,000 and $6,751,000 was outstanding with Bank of America at December 31, 1996 and December 31, 1997, respectively. At September 30, 1997 and September 30, 1998, such amounts were $3,651,000 (unaudited) and $7,101,000 (unaudited), respectively. For the three months ended December 31, 1996 and the year ended December 31, 1997, the Company paid fees related to such commitments (included in interest expense) of $20,000 and $134,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such fees were $28,000 (unaudited) and $54,000 (unaudited), respectively.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. SENIOR EXCHANGEABLE PREFERRED STOCK

     The Company has authorized 1,250,000 shares and has issued and outstanding 1,042,460 of Senior Exchangeable Preferred Stock (the "Senior Preferred Stock"). The Senior Preferred Stock is mandatorily redeemable on March 31, 2008, at a redemption price equal to aggregate liquidation value plus unpaid dividends. The liquidation value of each share of Senior Preferred Stock is $25 at issuance. Dividends are calculated quarterly on the liquidation value of such shares at 14.5% annually. For the five- year period ended September 30, 2001, such dividends accrete on a compounded basis and increase the liquidation value. Dividends are payable in cash subsequent to this date. For the three months ended December 31, 1996 and the year ended December 31, 1997, dividends of $906,250 and $4,172,000 were accreted. For the nine months ended September 30, 1997 and September 30, 1998, such accreted amounts were $4,145,000 (unaudited) and $3,512,000 (unaudited), respectively. As a result, the loss attributable to common stockholders for the three months ended December 31, 1996 and the year ended December 31, 1997 was $241,000 and $9,513,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such income (loss) was $(4,540,000) (unaudited) and $(5,505,000)
(unaudited), respectively.

     The Senior Preferred Stock carries no voting rights, but its holders have certain defined rights upon certain events occurring. In the event of a change in control of the Company, each holder of Senior Preferred Stock will have the right to require the Company to repurchase its shares at 101% of the liquidation value. The Company may redeem the Senior Preferred Stock at certain premiums to the liquidation value at any time after September 30, 2001 or upon the occurrence of an initial public offering of the Company's common stock prior to September 30, 1999. Additionally, at the option of the Company, the Senior Preferred Stock is exchangeable into 14.5% Subordinated Exchange Debentures due 2008, under certain conditions.


10. STOCKHOLDER'S EQUITY

     The Company has authorized, issued and outstanding 100 shares of $.01 par common stock. All of the common stock of the Company is owned by Holdings.


11. PARENT COMPANY TRANSACTIONS

     Holdings has authorized 15,000,000 shares and issued and outstanding 13,373,356 shares of $.01 par common stock.

     As part of the Acquisition, on September 30, 1996, Holdings and Carlisle agreed upon a grant of options to Carlisle (the "Carlisle Options") to acquire 918,750 shares of Holdings' common stock. The Carlisle Options fall into three categories, each with different vesting terms: time based, performance based, and path dependent (for which vesting is contingent upon certain measurements of the value of the Company). Substantially all of the value of the Carlisle Options was considered a cost of the Acquisition and pushed down to the Company's financial statements.

     In 1997, Holdings made a capital contribution to the Company of $873,356, representing cash and notes received by the Company from the sale of Holdings' common stock to certain directors, officers and employees of the Company. At December 31, 1997, certain officers and employees of the Company have outstanding promissory notes in the aggregate amount of $336,000, which were issued to the Company as consideration for a portion of the above Holdings' common stock. Such outstanding amounts were $336,000 (unaudited) at September 30, 1997 and September 30, 1998, respectively. The notes earn interest at 7.03% and mature on 2002. These notes are secured by shares owned by such officers and employees.

     In 1997, the Board of Directors of Holdings approved a stock option plan for key employees of the Company. During 1997, Holdings granted certain employees options to acquire 957,000 shares of

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Holding's common stock. The options were granted with an exercise price of $1.00 per share which management believes approximated the fair value of Holdings' common stock at the date of grant. The options vest over a maximum of ten years or a minimum of five years provided certain performance criteria are met. Unvested options are subject to forfeiture, upon employee termination, as defined. Additionally, any shares acquired upon exercise are subject to repurchase rights of the Company upon termination of employment, as defined. Upon a change of control, as defined, all unvested options will vest. In 1997, no options were canceled or exercised. The Company adopted the disclosure-only option under SFAS 123 "Accounting for Stock Based Compensation" ("SFAS 123"). The Company accounts for employee stock options under APB Opinion 25, as permitted under generally accepted accounting principles. Accordingly, no compensation cost has been recognized in the accompanying financial statements related to these options. Had compensation cost for these options been determined consistent with SFAS 123, the Company's net loss would reflect the following (in thousands):

                                YEAR ENDED
                             DECEMBER 31, 1997
                            ------------------
   Net loss
    As reported .........        $ (5,341)
    Pro forma ...........          (5,384)

     The fair value of each option is estimated on the date of grant based using the Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate of 6.5%; a 0% dividend yield; an average expected life of seven years. The fair value of options granted during 1997 was calculated to be $0.45 per option.

     In accordance with the Shareholder's Agreement of Holdings, in the event any shareholder desires to transfer any shares of Holdings to a third party prior to September 30, 2001, such shareholders must first offer such shares to the other shareholders. Also, certain shareholders engaged in a transfer of shares to a third party have the right to compel the other shareholders to sell a proportionate share of their holdings to the third party, as defined.


12. RELATED PARTY TRANSACTIONS

     Certain shareholders of Holdings receive a quarterly Management Advisory Fee in return for management, advisory and other services rendered. Such fees totaled $125,000 and $500,000 for the three months ended December 31, 1996 and the year ended December 31, 1997, respectively.

     In connection with the Acquisition, the Company entered into a Transitional Services Agreement with WMI and Rust. In consideration of certain services to be rendered by the Company and the licenses and preferred customer status granted by the Company, WMI shall pay to the Company $725,000 per quarter through September 30, 1999 ($8.7 million in total). The Company recorded $7,437,500 as a note receivable from WMI in purchase accounting. The balance of $1,262,500 is being accounted for as a reduction to the Company's operating expenses in the period the aforementioned services are provided. For the three months ended December 31, 1996 and the year ended December 31, 1997, the Company received $725,000 and $2,900,000 respectively in cash and reduced its note receivable by $362,000 and $2,200,000 respectively. For the three months ended December 31, 1996 and the year ended December 31, 1997, operating expenses were reduced by $362,000 and $700,000, respectively. For the nine months ended September 30, 1997 and September 30, 1998, such reductions were $525,000 (unaudited) and $150,000 (unaudited), respectively.


13. EMPLOYEE BENEFIT PLAN

     In 1997, the Company established the Brandshare 401(k) Savings Plan and Profit Sharing Plan. Substantially all employees are eligible to participate in the Plan. Participants may elect to defer 2% to

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10% of their salary. The Company, at its sole discretion, may make matching contributions to the Plan. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company contributed $318,000 and $261,000 (unaudited) to the Plan.


14. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          CASH AND CASH EQUIVALENTS--The carrying amounts approximate fair value.

          NOTES RECEIVABLE--The fair value of notes receivable are based on discounted future cash flows at current interest rates.


          REVOLVING LOAN AND LONG-TERM DEBT--The carrying amounts of the Company's borrowings under the Credit Agreement approximate their fair value because such borrowings carry variable interest rates.

          INTEREST RATE HEDGE--The fair values of interest rate collars are the amounts at which they could be settled, based on estimates obtained from dealers.

          14.5% SENIOR EXCHANGEABLE PREFERRED STOCK--The liquidation amounts plus accreted dividends approximate fair value.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1997, are as follows:

                                                    1996                          1997
                                        ----------------------------  ----------------------------
                                           CARRYING         FAIR         CARRYING         FAIR
                                            AMOUNT         VALUE          AMOUNT         VALUE
                                        -------------  -------------  -------------  -------------
   Cash and cash equivalents .........   $    4,881     $    4,881     $    2,217     $    2,217
   Notes receivable ..................        2,781          3,021          1,144          1,192
   Revolving loan ....................           --             --         (4,500)        (4,500)
   Long-term debt ....................     (158,000)      (158,000)      (149,750)      (149,750)
   Interest rate hedge ...............           --             --             --           (298)
   14.5% Senior Exchangeable Preferred
     Stock ...........................       25,906         25,906         31,140         31,140


15. ACCOUNTING STANDARD NOT YET IMPLEMENTED

     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

================================================================================
You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy shares of preferred stock and, if issued, exchange debentures only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the preferred stock or exchange debentures.

                     -----------------------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                    ---------
Prospectus Summary ..............................        2
Risk Factors ....................................       10
Use of Proceeds .................................       15
Capitalization ..................................       15
Selected Consolidated Financial Data ............       16
Management's Discussion and Analysis of
 Financial Condition and Results of Operations ..       18
Business ........................................       26
Management ......................................       32
Principal Stockholders ..........................       37
Certain Relationships and Related Transactions ..       39
Description of Bank Facility ....................       40
Selling Holders .................................       42
Registration Rights Agreement ...................       42
Description of Preferred Stock ..................       43
Description of Exchange Debentures ..............       44
Description of Notes ............................       48
Certain Federal Income Tax Considerations .......       49
Plan of Distribution ............................       49
Legal Matters ...................................       49
Independent Public Accountants ..................       50
Where You Can Find More Information .............       50
Index to Consolidated Financial Statements ......      F-1


                               [GRAPHIC OMITTED]


                                 BRAND SCAFFOLD
                                 SERVICES, INC.



                                 209,000 SHARES
                      14.5% SENIOR EXCHANGEABLE PREFERRED
                                 STOCK DUE 2008

                     $26,881,622 PRINCIPAL AMOUNT OF 14.5%
                          JUNIOR SUBORDINATED EXCHANGE
                              DEBENTURES DUE 2008




                                ----------------
                                   PROSPECTUS
                                ----------------


                                JANUARY   , 1999



===============================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities registered under this registration statement:

   Securities and Exchange Commission registration fee .........    $  2,002
   Printing expenses ...........................................         840*
   Legal fees and expenses .....................................      60,000*
   Accounting fees and expenses ................................      10,000*
                                                                    --------
   Total .......................................................      72,842*
                                                                    ========

----------
* Estimated

     All expenses incurred are to be borne by Brand.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     The Company's Certificate of Incorporation, as amended, provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

     If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None.


ITEM 16. EXHIBITS

     (a) Exhibits

 EXHIBIT NO.                                       DESCRIPTION
 -----------          --------------------------------------------------------------------------------
    *3.1       --     Certificate of Incorporation of the Registrant
    *3.2       --     Certificate of Amendment of Certificate of Incorporation of the Registrant
    *3.3       --     Amended and Restated By-Laws of Brand Scaffold Services, Inc.
    *4.1       --     Amended and Restated Certificate of Designations, Preferences and Rights of 14.5%
                      Senior Exchangeable Preferred Stock due 2008 (the "Preferred Stock")

 EXHIBIT NO.                                         DESCRIPTION
 -----------       -------------------------------------------------------------------------------------------
     *4.2     --   Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle-Brand
                   Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc. ("Holdings"),
                   Brand Scaffold Services, Inc. and Certain Individuals
     *4.3     --   Stock Option Agreement dated as of March 4, 1997 between Holdings and Carlisle
                   Group, L.P.
     *4.4     --   Indenture dated as of February 25, 1998 between the Company, and U.S. Trust
                   Company of Texas, N.A., as Trustee, relating to the Company's 101/4% Senior Notes due 2008 (the "Notes")
     *4.5     --   Registration Rights Agreement, dated as of February 25, 1998, between the Company and Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC"), as initial purchaser, relating to the Notes
     *4.6     --   Registration Rights Agreement dated as of March 2, 1998 by and between the
                   Company and DLJSC, relating to the Preferred Stock
      4.7     --   Form of Indenture relating to the Company's 14.5% Junior Subordinated Exchange
                   Debentures due 2008
      5       --   Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered
    *10.1     --   Credit Agreement dated as of September 30, 1996, among Brand Scaffold Services,
                   Inc., the Banks party thereto, DLJ Capital, as Syndication Agent, and Bank of
                   America, as Administrative Agent
    *10.2     --   Purchase Agreement dated as of February 25, 1998, by and between the Company and
                   DLJSC, as initial purchaser, relating to the Notes
    *10.3     --   The Amended and Restated Transaction Agreement dated as of September 18, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle
                   Enterprises, L.P., Holdings, the Company, Brand Scaffold Builders, Inc., Brand Scaffold
                   Rental & Erection, Inc. 702569 Alberta Ltd., Rust International Inc., Rust Industrial
                   Services Inc., Rust Scaffold Services Inc., Rust Scaffold Builders Inc., and Rust Scaffold
                   & Erection Inc.
    *10.4     --   Employment Agreement dated as of October 1, 1996 between the Company and
                   John M. Monter
    *10.5     --   Employment Agreement dated as of July 29, 1996 between the Company and
                   James "Marty" McGee
    *10.6     --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Ronald W. Moore
    *10.7     --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Otto K. Knoll
    *10.8     --   Offer Letter dated as of March 30, 1998 between the Company and Ian R. Alexander
     12       --   Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
                   Preferred Stock Dividends
    *21       --   Subsidiaries of the Registrant
     23.1     --   Consent of Arthur Andersen LLP, independent public accountants
     23.2     --   Consent of Davis Polk & Wardwell, counsel to the Registrant (included in Exhibit 5)
     24       --   Powers of Attorney (included on signature page)
     27       --   Financial Data Schedule

----------
* Incorporated herein by reference to exhibit of the same number in the Registrant's Registration Statement on Form S-1, Registration Number 333-56817.

     (b) Schedules

     All supplementary schedules relating to the Registration Statement are omitted because they are not required or because the required information, where material, is contained in the Financial Statements.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF CHESTERFIELD, STATE OF MISSOURI, JANUARY 25, 1999.


                                        BRAND SCAFFOLD SERVICES, INC.


January 25, 1999


                                        By: /s/ Ian R. Alexander
                                          -------------------------------------
                                          Ian R. Alexander
                                          Chief Financial Officer,
                                          Vice President, Finance and Secretary


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Monter, Ian R. Alexander and Jeffrey W. Peterson, jointly and severally, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, pursuant to the requirements of the Securities Act of 1933, the registration statement on Form S-1 for BRAND SCAFFOLD SERVICES, INC. in connection with the Company's registration of its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share, along with the Company's 14.5% Junior Subordinated Exchange Debentures due 2008 issuable upon exchange of the preferred stock, and to file the same with the Securities and Exchange Commission, together with all exhibits thereto and other documents in connection therewith, and to sign on his behalf and in his stead, in any and all capacities, any amendments (including post-effective amendments) and supplements to said registration statement, incorporating such changes as any of the said attorneys-in-fact deems appropriate, in the matter of the proposed offering by the Company of the securities registered pursuant to said registration statement, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                           TITLE                           DATE
         ---------                           -----                           -----
   /s/ John M. Monter         Director, Chief Executive Officer and     January 25, 1999
-------------------------       President (Principal Executive
     John M. Monter             Officer)

   /s/ Ian R. Alexander       Chief Financial Officer, Vice             January 25, 1999
-------------------------       President, Finance and Secretary
    Ian R. Alexander            (Principal Financial Officer and
                                Principal Accounting Officer)

                              Chairman of the Board                     January 25, 1999
-------------------------
      David L. Jaffe

   /s/ Robert Bonczek         Director                                  January 25, 1999
-------------------------
     Robert Bonczek

         SIGNATURE             TITLE            DATE
         ---------            --------     ----------------
  /s/ James S. Carlisle       Director     January 25, 1999
-------------------------
    James S. Carlisle

  /s/ Vincent Langone         Director     January 25, 1999
-------------------------
    Vincent Langone

  /s/ D.P. "Pat" Payne        Director     January 25, 1999
-------------------------
    D.P. "Pat" Payne

                              Director     January 25, 1999
-------------------------
     Karl R. Wyss

                                 EXHIBIT INDEX

 EXHIBIT NO.                                     DESCRIPTION
 -----------                                     -----------
    *3.1     --    Certificate of Incorporation of the Registrant
    *3.2     --    Certificate of Amendment of Certificate of Incorporation of the Registrant
    *3.3     --    Amended and Restated By-Laws of Brand Scaffold Services, Inc.
    *4.1     --    Amended and Restated Certificate of Designations, Preferences and Rights of 14.5% Senior Exchangeable Preferred
                   Stock due 2008 (the "Preferred Stock")
    *4.2     --    Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DLJ Merchant Banking Partners,
                   L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc.,
                   Carlisle-Brand Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc. ("Holdings"), Brand
                   Scaffold Services, Inc. and Certain Individuals
    *4.3     --    Stock Option Agreement dated as of March 4, 1997 between Holdings and Carlisle Group, L.P.
    *4.4     --    Indenture dated as of February 25, 1998 between the Company, and U.S. Trust Company of Texas, N.A., as Trustee,
                   relating to the Company's 10 1/4% Senior Notes due 2008 (the "Notes")
    *4.5     --    Registration Rights Agreement, dated as of February 25, 1998, between the Company and Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC"), as initial purchaser, relating to the Notes
    *4.6     --    Registration Rights Agreement dated as of March 2, 1998 by and between the
                   Company and DLJSC, relating to the Preferred Stock
     4.7     --    Form of Indenture relating to the Company's 14.5% Junior Subordinated Exchange Debentures due 2008
     5       --    Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered
   *10.1     --    Credit Agreement dated as of September 30, 1996, among Brand Scaffold Services,
                   Inc., the Banks party thereto, DLJ Capital, as Syndication Agent, and Bank of America, as Administrative Agent
   *10.2     --    Purchase Agreement dated as of February 25, 1998, by and between the Company and DLJSC, as initial purchaser, relating to the Notes
   *10.3     --    The Amended and Restated Transaction Agreement dated as of September 18, 1996 among DLJ Merchant Banking
                   Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding,
                   Inc., Carlisle Enterprises, L.P., Holdings, the Company, Brand Scaffold Builders, Inc., Brand Scaffold Rental &
                   Erection, Inc. 702569 Alberta Ltd., Rust International Inc., Rust Industrial Services Inc., Rust Scaffold
                   Services Inc., Rust Scaffold Builders Inc., and Rust Scaffold & Erection Inc.
   *10.4     --    Employment Agreement dated as of October 1, 1996 between the Company and John M. Monter
   *10.5     --    Employment Agreement dated as of July 29, 1996 between the Company and James "Marty" McGee

 EXHIBIT NO.                                     DESCRIPTION
 -----------                                     -----------
   *10.6     --    Employment Agreement dated as of July 29, 1996 between the Company and Ronald W. Moore
   *10.7     --    Employment Agreement dated as of July 29, 1996 between the Company and Otto K. Knoll
   *10.8     --    Offer Letter dated as of March 30, 1998 between the Company and Ian R. Alexander
    12       --    Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
   *21       --    Subsidiaries of the Registrant
    23.1     --    Consent of Arthur Andersen LLP, independent public accountants
    23.2     --    Consent of Davis Polk & Wardwell, counsel to the Registrant (included in Exhibit 5)
    24       --    Powers of Attorney (included on signature page)
    27       --    Financial Data Schedule

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*     Incorporated herein by reference to exhibit of the same number in the
      Registrant's Registration Statement on Form S-1, Registration Number 333-56817.